Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AMONG

ALESCO FINANCIAL TRUST,

JAGUAR ACQUISITION INC.

AND

SUNSET FINANCIAL RESOURCES, INC.

DATED AS OF APRIL 27, 2006

TABLE OF CONTENTS

ARTICLE I The Merger		1
1.1	The Merger	1
1.2	Articles of Incorporation and Bylaws	1
1.3	Effective Time	1
1.4	Closing	2
1.5	Directors and Officers of the Surviving Corporation; Increase in Size of the Company Board	2
1.6	Provisions Relating to Record Dates for Final Dividends	2
1.7	Further Assurances	2
1.8	Headquarters	2

ARTICLE II Merger Consideration; Conversion of Stock		3
2.1	Conversion of Eagles Stock	3
2.2	Exchange of Certificates	4
2.3	Withholding Rights	6

ARTICLE III Representations and Warranties of Eagles		6
3.1	Existence; Good Standing; Authority; Compliance with Law	6
3.2	Authorization, Takeover Laws, Validity and Effect of Agreements	7
3.3	Capitalization	7
3.4	Subsidiaries	8
3.5	Other Interests	8
3.6	Consents and Approvals; No Violations	8
3.7	No Restraints	9
3.8	Financial Statements	9
3.9	Litigation	9
3.10	Absence of Certain Changes	10
3.11	Taxes	10
3.12	Assets	11
3.13	Environmental Matters	11
3.14	Employee Benefit Plans	12
3.15	Labor and Employment Matters	13
3.16	No Brokers	14
3.17	Opinion of Financial Advisor	14
3.18	Vote Required	14
3.19	Material Contracts	14
3.20	Insurance	14
3.21	Definition of Eagles’ Knowledge	14
3.22	Proxy Statement; Eagles Information	14
3.23	No Payments to Employees, Officers or Directors	15
3.24	Intellectual Property	15
3.25	Investment Company Act of 1940	15

ARTICLE IV Representations and Warranties of the Company and MergerCo		15
4.1	Existence; Good Standing; Authority; Compliance with Law	15
4.2	Authorization, Takeover Laws, Validity and Effect of Agreements	16
4.3	Capitalization	16
4.4	Subsidiaries	17
4.5	Other Interests	18
4.6	Consents and Approvals; No Violations	18
4.7	No Restraints	18
4.8	SEC Reports	18
4.9	Litigation	19
4.10	Absence of Certain Changes	20
4.11	Taxes	20

i

4.12	Assets	22
4.13	Environmental Matters	22
4.14	Employee Benefit Plans	22
4.15	Labor and Employment Matters	23
4.16	No Brokers.	24
4.17	Opinion of Financial Advisor	24
4.18	Vote Required	24
4.19	Material Contracts	24
4.20	Insurance	24
4.21	Definition of the Company’s Knowledge	25
4.22	Proxy Statement; the Company Information	25
4.23	No Payments to Employees, Officers or Directors	25
4.24	Intellectual Property	25
4.25	Investment Company Act of 1940	25

ARTICLE V Conduct of Business Pending the Merger		26
5.1	Conduct of Business by Eagles	26
5.2	Conduct of Business by the Company	27

ARTICLE VI Covenants		29
6.1	Joint Proxy Statement/Prospectus; Registration Statement	29
6.2	Access to Information; Confidentiality	30
6.3	Stockholders Meetings	30
6.4	Additional Agreements	31
6.5	No Solicitations	31
6.6	Officers’ and Directors’ Indemnification	32
6.7	Public Announcements	34
6.8	Employee Benefit Arrangements	34
6.9	Certain Tax Matters	34
6.10	Notice Obligations	35
6.11	Listing	35
6.12	Eagles Management Agreement	35

ARTICLE VII Conditions to the Merger		35
7.1	Conditions to the Obligations of Each Party to Effect the Merger	35
7.2	Conditions to Obligations of the Company and MergerCo	36
7.3	Conditions to Obligations of Eagles	37
7.4	Frustration of Closing Conditions	37

ARTICLE VIII Termination, Amendment and Waiver		37
8.1	Termination	37
8.2	Effect of Termination	39
8.3	Fees and Expenses	39
8.4	Payment of Amount or Expense	40
8.5	Amendment	40
8.6	Extension; Waiver	40
8.7	Repurchase Option	41

ARTICLE IX General Provisions		41
9.1	Notices	41
9.2	Certain Definitions	42
9.3	Terms Defined Elsewhere	44
9.4	Interpretation	45
9.5	Trial by Jury	46
9.6	Non-Survival of Representations, Warranties, Covenants and Agreements	46
9.7	Miscellaneous	46

9.8	Assignment; Benefit; Severability	46
9.9	Choice of Law/Consent to Jurisdiction	46
9.10	Waiver	47
9.11	Counterparts	47

EAGLES DISCLOSURE SCHEDULE

Section	Title
3.1(a)	Good Standing
3.1(b)	Subsidiaries
3.1(c)	Compliance With Laws
3.3(a)	Eagles Stock Option Plans
3.3(b)	Voting Securities
3.3(c)	Eagles Options
3.3(d)	Restricted Stock Awards
3.3(e)	Voting or Transfer
3.3(f)	Stock Obligations
3.3(g)	Registration
3.4	Subsidiaries: Contractual Obligations
3.5	Other Interests
3.6	Consents and Approvals; No Violations
3.8	Eagles SEC Reports
3.9	Litigation
3.10	Absence of Certain Changes
3.11	Taxes
3.12	Eagles Assets
3.13	Environmental Matters
3.14(a)	Employee Programs
3.15	Labor and Employment Matters
3.19(a)	Material Contracts
3.19(b)	Loan Agreements
3.20	Insurance
3.21	Definition of Eagles’ Knowledge
3.23	Employee Payments
5.1(c)	Existing Property Transactions
5.1(g)	Litigation
6.5(b)	Officers’ and Directors’ Indemnification

THE COMPANY DISCLOSURE SCHEDULE

Section	Title
2.1(f)	Company Stock Option Plans
4.1(a)	Good Standing
4.1(b)	Subsidiaries
4.1(c)	Compliance With Laws
4.3(a)	Company Stock Option Plans
4.3(b)	Voting Securities
4.3(c)	Company Options
4.3(d)	Restricted Stock Awards
4.3(e)	Voting or Transfer
4.3(f)	Stock Obligations
4.3(g)	Registration
4.4	Subsidiaries: Contractual Obligations
4.5	Other Interests
4.6	Consents and Approvals; No Violations
4.8	the Company SEC Reports
4.9	Litigation
4.10	Absence of Certain Changes
4.11	Taxes
4.12	the Company Assets
4.13	Environmental Matters
4.14(a)	Employee Programs
4.15	Labor and Employment Matters
4.19(a)	Material Contracts
4.19(b)	Loan Agreements
4.20	Insurance
4.21	Definition of the Company’s Knowledge
5.2(c)	Existing Property Transactions
5.2(k)	Litigation

v

EXHIBITS

1.	Surviving Corporation initial directors and officers

2.	Company and Eagles independent directors

3.	Repurchase conditions

4.	Sample price adjustment calculations

5.	REIT and Investment Company Act opinions

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 27, 2006, is made by and among ALESCO FINANCIAL TRUST, a Maryland real estate investment trust (“Eagles”), SUNSET FINANCIAL RESOURCES, INC., a Maryland corporation (the “Company”), and JAGUAR ACQUISITION INC., a Maryland corporation and a wholly-owned subsidiary of the Company (“MergerCo”).

WHEREAS, the parties wish to effect a business combination through a merger of Eagles with and into MergerCo (the “Merger”) on the terms and conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”);

WHEREAS, the Board of Trustees of Eagles (the “Eagles Board”) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable;

WHEREAS, the Board of Directors of the Company (the “Company Board”) and the Board of Directors of MergerCo have approved this Agreement, the Merger and the other transactions contemplated by this Agreement and determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable, and the Company has approved this Agreement and the Merger as the sole stockholder of MergerCo;

WHEREAS, simultaneously herewith, the Company and Eagles Management LLC are entering into an Interim Management Agreement (the “Interim Management Agreement”);

WHEREAS, the Company, MergerCo and Eagles desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger; and

WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Code Section 368(a).

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and intending to be legally bound, the Company, MergerCo and Eagles hereby agree as follows:

ARTICLE I

The Merger

1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Eagles and MergerCo shall consummate the Merger, pursuant to which (a) Eagles shall be merged with and into MergerCo and the separate corporate existence of Eagles shall thereupon cease and (b) MergerCo shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall remain a wholly owned subsidiary of the Company. From and after the Effective Time, MergerCo shall succeed to and assume all the rights and obligations of Eagles. The Merger shall have the effects specified in the relevant sections of Maryland law.

1.2 Articles of Incorporation and Bylaws.

(a) The name of the Surviving Corporation shall be “Alesco Acquisition Inc.”

(b) The articles of incorporation of MergerCo shall be the articles of incorporation of the Surviving Corporation until thereafter amended.

(c) The bylaws of MergerCo shall be the bylaws of the Surviving Corporation until thereafter amended.

(d) As of the Effective Time, the name of the Company shall be changed to “Alesco Financial Inc.”

1.3 Effective Time. Subject to the provisions of this Agreement, prior to the Closing (as defined in Section 1.2), the Company, MergerCo and Eagles shall prepare, and on the Closing Date, the Company shall cause to be filed with the Maryland Department of Assessments and Taxation, articles of merger (the “Articles of

Merger”) in such form as is required by, and executed by the Surviving Corporation (as defined in Section 1.3) in accordance with, the relevant provisions of the MGCL and shall make all other filings or recordings required under Maryland law. The Merger shall become effective at (a) such time as the Articles of Merger has been duly filed with the Maryland Department of Assessments and Taxation or (b) such other time as is agreed upon by the Company and Eagles and specified in the Articles of Merger. Such time is hereinafter referred to as the “Effective Time.”

1.4 Closing. The closing of the Merger (the “Closing”) shall occur as promptly as practicable (but in no event later than the second Business Day) after all of the conditions set forth in Article VII (other than conditions that by their terms are required to be satisfied or waived at the Closing, but subject to such conditions) shall have been satisfied or, to the extent permitted by applicable law, waived by the party entitled to the benefit of the same (unless extended by the mutual agreement of the parties hereto), provided that the Closing shall not be earlier than August 31, 2006, and, subject to the foregoing, shall take place at 10:00 a.m., local time, on such date (the “Closing Date”) at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, New York 10019, or at such other time or place as mutually agreed to by the parties hereto.

1.5 Directors and Officers of the Surviving Corporation; Increase in Size of the Company Board.

(a) The persons named on Exhibit 1 hereto shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the charter and bylaws of the Surviving Corporation.

(b) The Company Board shall be reconstituted as of the Effective Time to consist of nine directors, three of whom shall be the independent directors (as defined by the NYSE) of the Company listed on Exhibit 2, three of whom shall be the independent directors (as defined by the NYSE) of Eagles listed on Exhibit 2, one of whom shall be an independent director (as defined by the NYSE) designated by Eagles and two of whom shall be Daniel G. Cohen and James J. McEntee.

1.6 Provisions Relating to Record Dates for Final Dividends. Notwithstanding anything to the contrary in this Agreement, and to the extent necessary for Eagles to satisfy the requirements of Code Section 857(a)(1) for the taxable year of Eagles ending at the Effective Time and, if applicable, the preceding taxable year (and to allow Eagles to distribute 100% of its “real estate investment trust taxable income” (as such term is used in Code Section 857(a) and taking into account any dividends previously paid during the tax year that would be expected to give rise to a dividends-paid deduction for such tax year, but before reduction for the dividend contemplated by this Section 1.6) in order to avoid the payment of any tax with respect to undistributed income or gain), Eagles shall declare a dividend (the “Final Eagles Dividend”) to holders of Eagles Common Shares (as defined below), the record date for which shall precede the Closing Date, in an amount equal to the minimum dividend sufficient to permit Eagles to satisfy such requirements. Any dividends payable hereunder to holders of Eagles Common Shares shall be paid prior to the Closing Date.

1.7 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record of otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Eagles or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of Eagles, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of Eagles, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its rights, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Eagles and otherwise to carry out the purposes of this Agreement.

1.8 Headquarters.

As of the Effective Time, the headquarters of the Company shall be moved to the current location of Eagles’ headquarters.

ARTICLE II

Merger Consideration; Conversion of Stock

2.1 Conversion of Eagles Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

(a) Capital Stock of MergerCo. Each share of common stock of MergerCo, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one (1) share of the validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, par value $0.01 per share.

(b) Cancellation of Company-Owned and MergerCo-Owned Eagles Common Stock. Each issued and outstanding common share of beneficial interest of Eagles, par value $.001 per share (the “Eagles Common Shares”), that is owned by the Company, MergerCo or any Subsidiary of the Company or MergerCo immediately prior to the Effective Time (collectively, the “Excluded Shares”) shall automatically be canceled and retired and shall cease to exist, and no cash, stock or other consideration shall be delivered or deliverable in exchange therefor.

(c) Exchange Ratio for Eagles Common Stock. Subject to Section 2.2, each Eagles Common Share (other than Excluded Shares) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive 1.26 (the “Exchange Ratio”) shares (the “Merger Consideration”) of common stock, par value $0.001 per share, of the Company (the “Company Common Shares”).

(d) Adjustments to Exchange Ratio. In addition to the adjustments to the Exchange Ratio contemplated by Section 2.1(i), the Exchange Ratio shall be adjusted to reflect fully the effect of any reclassification, combination, subdivision, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Eagles Common Shares or Company Common Shares), reorganization, recapitalization or other like change with respect to Eagles Common Shares or Company Common Shares occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

(e) Cancellation and Retirement of Eagles Common Shares. As of the Effective Time, all Eagles Common Shares (other than Excluded Shares) issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Eagles Common Shares (a “Certificate”) shall cease to have any rights with respect to such shares, except, in all cases, the right to receive the Merger Consideration upon surrender of such Certificate in accordance with Section 2.2. The right of any holder of any Eagles Common Share to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable tax law.

(f) Cancellation of Company Stock Options and Warrants. The Company shall ensure that, at the Effective Time, each outstanding qualified or nonqualified option to purchase Company Common Shares (“Company Stock Options”) under any employee stock option or compensation plan or arrangement of the Company (“Company Stock Option Plans”) and all outstanding warrants to purchase Company Common Shares (the “Warrants”), whether or not exercisable at the Effective Time and regardless of the exercise price thereof, shall be cancelled, effective as of the Effective Time, in exchange for the right to receive at the Effective Time a single lump sum distribution, equal to the product of (i) the number of Company Common Shares subject to such Company Stock Option or Warrant, as applicable, immediately prior to the Effective Time, whether or not vested or exercisable, and (ii) the excess, if any, of $8.74 (the “Adjusted Book Value”) over the exercise price per share of such Company Stock Option or Warrant (collectively, the “Option Merger Consideration”); provided that if the exercise price per share of any such Company Stock Option is equal to or greater than the Adjusted Book Value, such Company Stock Option or Warrant shall be canceled without any cash payment being made in respect thereof. All payments under this paragraph shall be subject to any applicable withholding tax. A complete list of all Company Stock Option Plans and Warrant agreements is set forth in Section 2.1(f) of the Company Disclosure Schedule.

(g) Vesting of Restricted Stock. Eagles acknowledges that all restricted stock awards granted under the Company Stock Option Plans (the “Company Restricted Stock Awards”) shall vest in full immediately prior to the

Effective Time so as to no longer be subject to any forfeiture or vesting requirements and all such Company Common Shares shall be considered outstanding shares for all purposes from and after the Effective Time. The Company acknowledges and agrees that the vesting of restricted stock awards granted by Eagles (the “Eagles Restricted Stock Awards”) may not accelerate at the Effective Time and the restrictions applicable to such awards (including without limitation, vesting) may continue in accordance with the terms of such grants.

(h) Repurchase of Company Common Shares. On the date the Registration Statement is declared effective by the Securities and Exchange Commission (the “SEC”), the Company shall commence a tender offer (the “Repurchase Offer”) to purchase such number of Company Common Shares as shall be equal to the quotient derived by dividing $25 million (the “Repurchase Amount”) by the Adjusted Book Value, at a per share price in cash equal to the Adjusted Book Value. The Repurchase Offer shall have an initial expiration date twenty business days following the commencement of the Repurchase Offer and shall be subject to the conditions set forth in Exhibit 3. The Company shall accept shares for payment in the Repurchase Offer no later than immediately prior to the Effective Time.

On the date of commencement of the Repurchase Offer, the Company shall file with the SEC with respect to the Offer a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto and including all exhibits thereto, the “Schedule TO”) which will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, and will contain the offer to purchase relating to the Offer and form of the related letter of transmittal (such Schedule TO and the documents included therein pursuant to which the Offer shall be made, together with any supplements or amendments thereto and including the exhibits thereto, are referred to herein collectively as the “Offer Documents”). The Company shall cause the Offer Documents to be disseminated to holders of Company Common Shares as and to the extent required by the U.S. federal securities laws. The Offer Documents and any amendments and supplements thereto shall be subject to Eagles’ consent, not to be unreasonably withheld. The Company shall provide Eagles and its counsel any comments that the Company or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of any such comments. Each party shall promptly correct any information provided by it for use in the Offer Documents that shall have become false or misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule TO as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to the stockholders of the Company, in each case, as and to the extent required by applicable U. S. federal securities laws. The Company shall cause the Repurchase Offer to comply in all material respects with the Exchange Act and the rules and regulations thereunder.

Neither the Company Board nor any committee thereof shall recommend either that shareholders accept or not accept the Repurchase Offer.

(i) Adjustments. The Exchange Ratio, the Repurchase Amount and the Adjusted Book Value shall be subject to adjustment as follows (1) if the principal balance of the Peerless loan exceeds $8 million at July 31, 2006, the Adjusted Book Value shall be reduced (on a per share basis) by 60% of the difference between $8 million and the principal balance of the loan on such date, the Exchange Ratio shall be correspondingly increased and the Repurchase Amount shall be reduced on a dollar-for-dollar basis in the amount of such reduction in the Adjusted Book Value and (2) if there remains any principal balance in East-West Commerce Center loan on July 31, 2006, the Adjusted Book Value shall be reduced on a dollar-for-dollar basis by the principal balance of the East-West Commerce Center loan on such date, the Exchange Ratio shall be correspondingly increased and the Repurchase Amount shall be reduced on a dollar-for-dollar basis in the amount of such reduction in the Adjusted Book Value. The Company shall not forgive any amounts due on such loans. Attached hereto as Exhibit 4 is a sample calculation, for illustrative purposes only, of the adjustments described in this Section 2.1(i).

2.2 Exchange of Certificates.

(a) Exchange Agent. Prior to mailing the Proxy Statement, the Company shall appoint a bank or trust company reasonably satisfactory to Eagles to act as Exchange Agent (the “Exchange Agent”) for the Merger Consideration. By 10:00 a.m., Eastern Time, on the Closing Date, the Company shall deliver to the Exchange Agent certificates representing the Company Common Shares sufficient to deliver the aggregate Merger Consideration and the amount of cash sufficient to pay any cash payable in lieu of fractional shares (the “Exchange Fund”). The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Company

Common Shares held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such the Company Common Shares for the account of the Persons entitled thereto.

(b) Stock Transfer Books. At the Effective Time, the common share transfer books of Eagles shall be closed and thereafter there shall be no further registration of transfers of Eagles Common Shares on the records of Eagles. From and after the Effective Time, the holders of Certificates representing ownership of Eagles Common Shares outstanding immediately prior to the Effective Time shall cease to have rights with respect to such Eagles Common Shares, except as otherwise provided for herein. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Company for any reason shall be converted into the applicable Merger Consideration with respect to the Eagles Common Shares formerly represented thereby.

(c) Exchange Procedures. As soon as possible after the Effective Time (but in any event within three Business Days), the Company and the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates that immediately prior to the Effective Time represented outstanding Eagles Common Shares whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.1: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass to the Exchange Agent, only upon delivery of the Certificates to the Exchange Agent, and which letter shall be in such form and have such other provisions as the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration to which the holder thereof is entitled. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents reasonably satisfactory to Eagles as may be appointed by the Company, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of Eagles Common Shares previously represented by such Certificate pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Eagles Common Shares that is not registered in the transfer records of Eagles, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Company that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration as contemplated by this Section 2.2.

(d) No Further Ownership Rights in Eagles Common Shares, Company Stock Options or Warrants Exchanged For Merger Consideration. The Merger Consideration paid upon the surrender for exchange of Certificates representing Eagles Common Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Eagles Common Shares exchanged for Merger Consideration theretofore represented by such Certificates.

(e) No Liability. None of the Company, MergerCo, the Surviving Corporation, Eagles or the Exchange Agent, or any employee, officer, director, agent or Affiliate thereof, shall be liable to any Person in respect of Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) No Fractional Shares. No certificate or scrip representing fractional Eagles Common Shares shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of the Company. Notwithstanding any other provision of this Agreement, each holder of a Company Common Share exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Company Common Share (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (rounding up to the nearest whole cent and without interest) in an amount equal to such fractional part of one Company Common Share multiplied by the closing price of the Company Common Shares on the NYSE on the trading day immediately preceding the Effective Time.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting of a bond to the reasonable satisfaction of the Company and the Exchange Agent, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof, pursuant to this Agreement.

(h) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to the Eagles Common Shares, dividends on other distributions with a record date after the Effective Time payable prior to or on the date of such constituting all or a portion of the Merger Consideration shall be paid to the holder of any unsurrendered Certificate representing Eagles Common Shares until such Certificates are surrendered as provided in this Section 2.2. Subject to the effect of applicable laws, following such surrender, there shall be paid, without interest, to the record holder of the certificates representing the Eagles Common Shares, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time payable prior to or on the date of such surrender with respect to such whole Eagles Common Shares, and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to the date of surrender and a payment date subsequent to the date of surrender payable with respect to such whole Eagles Common Shares, less the amount of any withholding taxes which may be required thereon.

(i) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for twelve (12) months after the Effective Time shall be delivered to the Company, and any holders of Eagles Common Shares prior to the Merger who have not theretofore complied with this Article II shall thereafter look only to the Company and only as general creditors thereof for payment of the Merger Consideration.

(j) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Surviving Corporation, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Company. To the extent that there are losses with respect to such investments, the Company shall promptly replace or restore the portion of the Exchange Fund lost through investments.

2.3 Withholding Rights. The Surviving Corporation or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Eagles Common Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Eagles Common Shares in respect of which such deduction and withholding was made by the Surviving Corporation or the Exchange Agent.

ARTICLE III

Representations and Warranties of Eagles

Except as set forth in the disclosure schedules delivered at or prior to the execution hereof to the Company and MergerCo which disclosure schedule identifies exceptions only by the specific Section or subsection to which each entry relates or to any other Section or subsection to which the applicability of the exception is readily apparent on its face (the “Eagles Disclosure Schedule”), Eagles represents and warrants to the Company and MergerCo as follows:

3.1 Existence; Good Standing; Authority; Compliance with Law.

(a) Eagles is a real estate investment trust duly formed, validly existing and in good standing under the laws of the State of Maryland. Except as set forth in Section 3.1(a) of the Eagles Disclosure Schedule, Eagles is duly qualified or licensed to do business as a foreign trust and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have an Eagles Material

Adverse Effect. Eagles has all requisite corporate power and authority to own, operate, lease and encumber its assets and carry on its business as now conducted.

(b) Each of the Subsidiaries of Eagles listed in Section 3.1(b) of the Eagles Disclosure Schedule (the “Eagles Subsidiaries”) is a corporation, limited partnership, limited liability company or trust, duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Except as set forth in Section 3.1(b) of the Eagles Disclosure Schedule, each Eagles Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification or licensing, except for jurisdictions in which such failure to be so qualified, licensed or to be in good standing would not, individually or in the aggregate, reasonably be expected to have an Eagles Material Adverse Effect. Each Eagles Subsidiary has all requisite corporate or other power and authority to own, operate, lease and encumber its assets and carry on its business as now conducted. Eagles has no other Subsidiaries other than the Eagles Subsidiaries. Neither Eagles nor any Eagles Subsidiary has any predecessors other than as set forth on Section 3.1(b) of the Eagles Disclosure Schedule.

(c) Except as set forth in Section 3.1(c) of the Eagles Disclosure Schedule, neither Eagles nor any of the Eagles Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Eagles or any Eagles Subsidiary or any of their respective properties or assets is subject, where such violation, alone or together with all other violations, would reasonably be expected to have an Eagles Material Adverse Effect. Eagles and the Eagles Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their businesses as now conducted, except where the failure to obtain any such license, permit or authorization or to take any such action, alone or together with all other such failures, would not reasonably be expected to have an Eagles Material Adverse Effect.

(d) Eagles has previously provided or made available to the Company true and complete copies of the articles of incorporation and bylaws and the other charter documents, bylaws, organizational documents and partnership, limited liability company, trust agreements and joint venture agreements (and in each such case, all amendments thereto) of Eagles and each of the Eagles Subsidiaries as in effect on the date of this Agreement.

3.2 Authorization, Takeover Laws, Validity and Effect of Agreements. Eagles has all requisite trust power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder. Subject only to the approval of this Agreement by the requisite holders of Eagles Common Shares, the execution, delivery and performance by Eagles of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on behalf of Eagles. In connection with the foregoing, the Eagles Board has taken such actions and votes as are necessary on its part to render the provisions of any “fair price,” “moratorium,” “control share acquisition” or any other anti-takeover statute or similar federal or state statute inapplicable to this Agreement, the Merger and the transactions contemplated by this Agreement. This Agreement, assuming due and valid authorization, execution and delivery hereof by the Company and MergerCo, constitutes a valid and legally binding obligation of Eagles, enforceable against Eagles in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity.

3.3 Capitalization.

(a) The authorized capital stock of Eagles consists of 100,000,000 Eagles Common Shares and 30,000,000 preferred shares of beneficial interest, par value $0.001 per share (“Eagles Preferred Shares”). As of April 27, 2006 (i) 11,440,797 Eagles Common Shares were issued and outstanding (including 333,327 Eagles Restricted Stock Awards shares), (ii) no Eagles Preferred Shares were issued and outstanding, (iii) no Eagles Common Shares have been authorized and reserved for issuance pursuant to the Eagles Stock Option Plans, (iv) no Eagles Stock Options were outstanding and (v) no Warrants to acquire any Eagles Common Shares were outstanding. As of the date of this Agreement, Eagles had no Common Shares outstanding or reserved for issuance other than as described above. All such issued and outstanding shares of beneficial interest of Eagles are, and all shares thereof which may be issued prior to the Closing Date will be, when issued, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

(b) Except as set forth in Section 3.3(b) of the Eagles Disclosure Schedule, neither Eagles nor any Eagles Subsidiary has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of Eagles on any matter.

(c) Except as set forth in this Section 3.3 or in Section 3.3(c) of the Eagles Disclosure Schedule, as of the date of this Agreement, there are not any outstanding securities of Eagles or any Eagles Subsidiary or any options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Eagles or any Eagles Subsidiary to issue, transfer, sell or repurchase, redeem or otherwise acquire any securities of Eagles or any Eagles Subsidiary.

(d) Section 3.3(d) of the Eagles Disclosure Schedule sets forth a true, complete and correct list of Eagles Restricted Stock Awards, including the name of the Person to whom such Eagles Restricted Shares Awards have been granted and the number of shares included in each Eagles Restricted Shares Award. True and complete copies of all instruments (or the forms of such instruments) referred to in this Section 3.3(d) have been furnished or made available to the Company. Eagles has not issued any stock appreciation rights.

(e) Except as set forth in Section 3.3(e) of the Eagles Disclosure Schedule, there are no agreements or understandings to which Eagles or any Eagles Subsidiary is a party with respect to the voting of any shares of beneficial interest of Eagles or which restrict the transfer of any such shares, nor does Eagles have knowledge of any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares.

(f) Except as set forth in Section 3.3(f) of the Eagles Disclosure Schedule, there are no outstanding contractual obligations of Eagles or any Eagles Subsidiary to issue, repurchase, redeem or otherwise acquire any shares of beneficial interest or capital stock, partnership interests or any other securities of Eagles or any Eagles Subsidiary.

(g) Except as set forth in Section 3.3(g) of the Eagles Disclosure Schedule, neither Eagles nor any Eagles Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of their securities under the Securities Act.

3.4 Subsidiaries. Section 3.1(b) of the Eagles Disclosure Schedule sets forth the name, jurisdictions of incorporation or organization of each Eagles Subsidiary. All issued and outstanding shares or other equity interests of each Eagles Subsidiary are duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 3.1(b) of the Eagles Disclosure Schedule, all issued and outstanding shares or other equity interests of each Eagles Subsidiary are (a) owned directly or indirectly by Eagles free and clear of all Encumbrances and (b) free of all other restrictions (including restrictions on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests) other than those set forth in the organizational documents and those imposed by applicable securities laws. There are not any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate any Eagles Subsidiary to issue, transfer or sell any equity interests of such Eagles Subsidiary. Except as set forth in Section 3.4 of the Eagles Disclosure Schedule, there are no outstanding contractual obligations of any Eagles Subsidiary to repurchase, redeem or otherwise acquire any equity interest of such Eagles Subsidiary.

3.5 Other Interests. Except for the interests in the Eagles Subsidiaries set forth in Section 3.1(b) of the Eagles Disclosure Schedule and except as set forth in Section 3.5 of the Eagles Disclosure Schedule, neither Eagles nor any Eagles Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any Person (other than investments in short-term investment securities). Except as set forth in Sections 3.4 and 3.5 of the Eagles Disclosure Schedule, no Affiliate of Eagles (other than Eagles Subsidiaries) owns any interest or investment (whether equity or debt) in any Eagles Subsidiary.

3.6 Consents and Approvals; No Violations. Except as set forth in Section 3.6 of the Eagles Disclosure Schedule, assuming the approval of this Agreement by holders of Eagles Common Shares and except (a) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, state securities or state “blue sky” laws, any antitrust laws and (b) for filing of the Articles of Merger, none of the execution, delivery or performance of this Agreement by Eagles, the consummation by Eagles of the transactions contemplated hereby or compliance by Eagles with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of Eagles or any Eagles Subsidiary, (ii) require any filing by Eagles with, notice to, or permit, authorization, consent or approval of, any state or federal government or governmental authority or by any United States or state court of competent jurisdiction (a “Governmental Entity”), (iii) result in a violation or breach by Eagles of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or any loss of benefit) under, any of the terms, conditions or provisions of any Material Contract to which Eagles or any Eagles Subsidiary is a party or by which it or any of its respective properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Eagles or any Eagles Subsidiary or any of its respective properties or assets (collectively, “Laws”), excluding from the foregoing clauses (ii), (iii) and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches or defaults which would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Merger, (B) otherwise prevent or materially delay performance by Eagles of its material obligations under this Agreement or (C) reasonably be expected to have an Eagles Material Adverse Effect.

3.7 No Restraints. Neither Eagles nor any Eagles Subsidiary is or will be subject to any outstanding judgment, order, restraining order, and/or injunction (temporary or otherwise), decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity or other legal restraint or prohibition, or is party to any written agreement, consent agreement or memorandum of understanding with any Governmental Authority that materially restricts the conduct of its business or that relates to policies, affairs, managements or its business, except any such judgments, orders, injunctions, decrees, statutes, laws, ordinances, rules, regulations or restrictions that would not have an Eagles Material Adverse Effect.

3.8 Financial Statements. The Eagles consolidated balance sheet dated January 1, 2006 (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Eagles and the Eagles Subsidiaries as of its date, in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

There are no liabilities of Eagles or any of its subsidiaries of any kind whatsoever, known or unknown, whether or not accrued and whether or not contingent or absolute, other than (i) liabilities disclosed in Eagles’ consolidated balance sheet as of January 1, 2006 and (ii) liabilities incurred in the ordinary course of business since such date, none of which are reasonably expected to result in a Material Adverse Effect on Eagles.

3.9 Litigation. Except as set forth in Section 3.9 of the Eagles Disclosure Schedule, (a) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Eagles, threatened against Eagles or any of the Eagles Subsidiaries and (b) neither Eagles nor any Eagles Subsidiary is subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Entity or the person which, in the case of (a) or (b), would, individually or in the aggregate, (i) prevent or materially delay the consummation of the Merger, (ii) otherwise prevent or materially delay performance by Eagles of any of its obligations under this Agreement or (iii) reasonably be expected to have an Eagles Material Adverse Effect. Section 3.9 of the Eagles Disclosure Schedule sets forth any suit, claim, action, proceeding or investigation that is pending or, to the knowledge of Eagles, threatened against the Eagles or any of the Eagles Subsidiaries and any outstanding order, writ, judgment, injunction or decree of any Governmental Entity or other person against Eagles or any Eagles Subsidiary.

Eagles and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Authorities necessary for the lawful conduct of their respective businesses (the “Eagles Permits”), except for failures to hold such Eagles Permits that would not have a Material Adverse Effect on Eagles. Eagles and its subsidiaries are in compliance with the terms of the Eagles Permits, except where the failure so to comply would not have a Material Adverse Effect on Eagles. The businesses of Eagles and its subsidiaries have not been and are not being conducted in violation of any law except for violations that would not have a Material Adverse Effect on Eagles. No investigation or review by any Governmental Authority with respect to Eagles or any of its subsidiaries is pending or, to the best knowledge of Eagles, threatened, nor has any Governmental Authority indicated an intention to conduct any such investigation or review, other than, in each case, where the outcome would not have a Material Adverse Effect on Eagles.

3.10 Absence of Certain Changes. Except as disclosed in Section 3.10 of the Eagles Disclosure Schedule, from January 1, 2006 through the date hereof, there has not been an Eagles Material Adverse Effect and Eagles and Eagles Subsidiaries have conducted their businesses only in the ordinary course of business and there has not been any action contemplated by Section 5.1.

3.11 Taxes. Except as otherwise provided in Section 3.11 of the Eagles Disclosure Schedule:

(a) For the taxable year commencing with their respective dates of formation (the “Eagles Initial Tax Year”), and each taxable year thereafter, each of Eagles and the Eagles Subsidiaries (i) has timely filed all Tax Returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity have authority to do so), and all such Tax Returns and reports are true, accurate and complete in all material respects, and (ii) has paid (or Eagles has paid on its behalf) within the time and manner prescribed by law, all Taxes. Eagles’ most recent financial statements reflect an adequate reserve for all material Taxes payable by Eagles and each Eagles Subsidiary for all taxable periods and portions thereof through the date of such financial statements. Each of Eagles and the Eagles Subsidiaries has established (and through the Closing Date will continue to establish and maintain) on its books and records reserves in accordance with GAAP that are adequate for the payment of all material liabilities for Taxes accruing through the period covered by such books and records. True, correct and complete copies of all federal, state and local Tax Returns for Eagles and each Eagles Subsidiary and all written communications with any taxing authority relating to such Tax Returns requested by the Company or its representatives have been delivered or made available to representatives of the Company. Section 3.11 of the Eagles Disclosure Schedule lists all federal and state income Tax Returns filed with respect to Eagles and all the Eagles Subsidiaries that have been audited, and indicates those Tax Returns, if any, that currently are the subject of audit. No unpaid deficiencies for any Taxes have been proposed, asserted or assessed in writing against Eagles or any of the Eagles Subsidiaries, including claims by any taxing authority in a jurisdiction where Eagles or any Eagles Subsidiary does not file Tax Returns that Eagles or such Eagles Subsidiary is, or may be, subject to taxation by that jurisdiction, and no requests for waivers of any statute of limitations in respect of Taxes have been made and no extensions of the time to assess or collect any such Tax are pending and no such waiver remains in effect. There are no liens for Taxes upon the assets of Eagles or any Eagles Subsidiary except for statutory liens for Taxes not yet due. Neither Eagles nor any of the Eagles Subsidiaries is a party to or subject of any audit, examination, action or proceedings by any taxing authority for assessment or collection of any Tax, to the knowledge of Eagles no audit, examination, action or proceeding in respect of Taxes involving Eagles or any Eagles Subsidiary is being considered by any Tax authority, and no claim for assessment or collection of any Tax has been assessed against Eagles or any Eagles Subsidiary.

(b) For the purpose of this Agreement, (i) the term “Tax” or “Taxes” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, windfall profits, environmental (including taxes under Code Section 59A), franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, rollback, registration, value added, alternative or ad-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not or additional amount imposed by any governmental authority or any obligation to pay Taxes imposed on any entity for which a party to this Agreement is liable as a result of any indemnification provision or other contractual obligation, and (ii) the term “Tax Return” shall mean any return, declaration, report, claim for refund, or information return, or similar statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(c) Eagles and each of the Eagles Subsidiaries have withheld and paid within the time and manner prescribed by law all Taxes required to have been withheld and/or paid in connection with amounts paid or owing to any employee, former employee, independent contractor, creditor, stockholder, or other third party.

(d) Neither Eagles nor any of the Eagles Subsidiaries (i) has requested, received or is subject to any written ruling of a taxing authority related to Taxes or has entered into any written and legally binding agreement with a taxing authority relating to Taxes or (ii) has engaged in any reportable or listed transactions, as defined in Code Section 6011 and applicable U.S. Treasury Regulations, or in any transaction of which it has made (or was required to make) disclosure to any Taxing authority to avoid the imposition of any penalties.

(e) Neither Eagles nor any of the Eagles Subsidiaries has made any payments, are obligated to make any payments, or are parties to an agreement that could obligate them to make any payments that will not be deductible under Code Sections 162(m) or 280G.

(f) Eagles has incurred no liability for any Taxes under Code Sections 1374, 857(b), 860(c) or 4981, IRS Notice 88-19, Treasury Regulation Section 1.337(d)-5, or Treasury Regulation Section 1.337-6 (or any provision of similar effect) including, without limitation, any Tax arising from a prohibited transaction described in Code Section 857(b)(6). Neither Eagles nor any Eagles Subsidiary has incurred any material liability for Taxes other than in the ordinary course of business. No event has occurred, and no condition or circumstance exists (including the current holding by Eagles or any Eagles Subsidiary of any asset the disposition of which would be subject to the preceding provisions) which presents a risk that any material Tax described in the preceding two sentences will be imposed on Eagles or any Eagles Subsidiary.

(g) Neither Eagles nor any of the Eagles Subsidiaries (i) is a party to or is otherwise subject to any Tax allocation or sharing agreement or (ii) has any liability for the Taxes of another person under law, by contract or otherwise.

(h) Eagles (i) has operated since January 1, 2006 (“Eagles Initial REIT Year”) to the date hereof, and will continue to operate in such a manner as to permit it to qualify as a real estate investment trust (a “REIT”) within the meaning of Code Section 856 through the Effective Time, and (ii) has not taken (or omitted to take) any action that could reasonably be expected to result in a challenge to its qualification as a REIT and no challenge to Eagles’ qualification as a REIT is pending or to Eagles’ knowledge is or has been threatened. Each direct or indirect Eagles Subsidiary which is a partnership, joint venture or limited liability company has since its acquisition by Eagles (A) been classified and treated for federal income tax purposes as a partnership or disregarded entity and not as a corporation or a “publicly traded partnership” within the meaning of Code Section 7704(b) that is treated as a corporation under Code Section 7704(a), and (B) not owned any assets (including, without limitation, securities) that would cause Eagles to violate Code Section 856(c)(4). Each Eagles Subsidiary which is a corporation, and each other issuer of securities in which Eagles holds securities (within the meaning of Code Section 856(c) but excluding securities of issuers described in Code Section 856(m)) having a value of more than 10 percent of the total value of the outstanding securities of such issuer has since its acquisition by Eagles been a REIT, a qualified REIT subsidiary of Eagles under Code Section 856(i), or a taxable REIT subsidiary of Eagles under Code Section 856(l). Section 3.11 of the Eagles Disclosure Schedule lists all the Eagles Subsidiaries which are (i) “taxable REIT subsidiaries” within in the meaning of Code Section 856(l) or (ii) “qualified REIT subsidiaries” within the meaning of Code Section 856(i).

(i) Neither Eagles nor any Eagles Subsidiary has distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355. Neither Eagles nor any of the Eagles Subsidiaries has disposed of any property in a transaction intended to qualify for tax deferred treatment under Code Section 1031 or 1033 in which Eagles or any Eagles Subsidiary, as the case may be, has yet to acquire a replacement property.

(j) Eagles does not have any earnings and profits attributable to it or any other corporation in any non-REIT year within the meaning of Code Section 857. To Eagles’ knowledge (after due investigation), (A) it is a “domestically controlled REIT” within the meaning of Code Section 897(h) and (B) is not nor has it been at any time a “United States real property holding corporation” as such term is defined in Code Section 897(c)(2).

(k) Neither Eagles nor any of the Eagles Subsidiaries has taken any action or failed to take any action, or is aware of any circumstances, that would prevent the Merger from qualifying as a reorganization within the meaning of Code Section 368(a).

3.12 Assets. Eagles owns all of the assets set forth in Section 3.12 of the Eagles Disclosure Schedule (collectively, the “Eagles Assets”) free and clear of any Encumbrances, except as set forth in Section 3.12 of the Eagles Disclosure Schedule.

3.13 Environmental Matters. Except as set forth in Section 3.13 of the Eagles Disclosure Schedule or as would otherwise not have an Eagles Material Adverse Effect, (a) Eagles and the Eagles Subsidiaries are, and

have been, in compliance with all applicable Environmental Laws and permits and authorizations thereunder; (b) there is no administrative or judicial enforcement proceeding pending, or to the knowledge of Eagles threatened, against Eagles or any Eagles Subsidiary involving Hazardous Materials or toxic fungi or mold or arising under any Environmental Law; (c) neither Eagles nor any Eagles Subsidiary or, to the knowledge of Eagles, any legal predecessor of Eagles or any Eagles Subsidiary, has received any written notice from any third party that it is potentially responsible under any Environmental Law for costs of response, property damage or for damages to natural resources, as those terms are defined under the Environmental Laws, at any location; (d) neither Eagles nor any Eagles Subsidiary has transported or disposed of, or allowed or arranged for any third party to transport or dispose of, any waste containing Hazardous Materials at any location identified as requiring response action on the Comprehensive Environmental Response, Compensation, and Liability Information System or similar state database or any location proposed for inclusion on such lists; (e) Eagles has no knowledge of any release on the real property owned or leased by Eagles or any Eagles Subsidiary or predecessor entity of Hazardous Materials that would be reasonably likely to result in a requirement under any Environmental Laws to perform a response action, the incurrence of natural resource damages or in any material liability under the Environmental Laws; and (f) to the knowledge of Eagles, none of Eagles or any Eagles Subsidiary is required, by virtue of the transactions contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Hazardous Materials, (ii) to remove or remediate Hazardous Materials, (iii) to give notice to or receive approval from any governmental authority, or (iv) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters.

3.14 Employee Benefit Plans.

(a) Section 3.14(a) of the Eagles Disclosure Schedule sets forth a list of every material employee benefit plan, program, agreement and arrangement, including, but not limited to, such plans as are defined in ERISA Section 3(3) and all employment, severance, defined compensation, bonus, equity-based, incentive and other plan or arrangement (“Employee Programs”), currently maintained or contributed to (or with respect to which there is any obligation to contribute) by Eagles or any ERISA Affiliate (“Eagles Employee Program”). Each Employee Program that is intended to qualify under Code Section 401(a) has received a favorable determination or opinion letter from the IRS regarding its qualification thereunder and, to Eagles’ knowledge, no event has occurred and no condition exists that is reasonably expected to result in the revocation of any such determination.

(b) With respect to each Employee Program, Eagles has provided, or made available, to the Company (if applicable to such Employee Program): (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements); (ii) the most recent IRS determination letter or opinion with respect to such Employee Program under Code Section 401(a); (iii) the most recently filed IRS Forms 5500; (iv) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; and (v) any insurance policy related to such Employee Program.

(c) Each Employee Program has been administered materially in accordance with the requirements of applicable law, including, without limitation, ERISA and the Code and has been and is being administered and operated in all material respects in accordance with its terms. No Employee Program is subject to Title IV of ERISA or is a multiemployer plan, within the meaning of ERISA Section 3(37).

(d) Full payment has been made, or otherwise properly accrued on the books and records of Eagles and/or any ERISA Affiliate, of all amounts that Eagles and any ERISA Affiliate are required under the terms of the Employee Programs to have paid as contributions to such Employee Programs on or prior to the date hereof and the contribution requirements, on a prorated basis, for the current year have been made or otherwise properly accrued on the books and records of Eagles and any ERISA Affiliate through the Closing Date.

(e) Neither Eagles, an ERISA Affiliate nor any person appointed or otherwise designated to act on behalf of Eagles, or an ERISA Affiliate, has engaged in any transactions in connection with any Employee Program that is reasonably expected to result in the imposition of a material penalty or pursuant to Section 502(i) of ERISA, material damages pursuant to Section 409 of ERISA or a material tax pursuant to Code Section 4975(a).

(f) No material liability, claim, action, investigation, audit or litigation has been made, commenced or, to the knowledge of Eagles, threatened with respect to any Employee Program (other than for benefits payable in the ordinary course of business).

(g) Except as set forth in Section 3.14(a) of the Eagles Disclosure Schedule, no Employee Program provides for medical or other benefits (other than under Code Section 4980B or pursuant to state health continuation laws) to any current or future retiree or former employee.

(h) Neither Eagles nor any ERISA Affiliate currently sponsors, contributes to, maintains or has any liability (whether contingent or otherwise) under (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or (ii) an employee benefit plan that is or was subject to Part 3 of Subtitle B of Title I of ERISA, or Code Section 412, or Title IV of ERISA, nor have any of them ever done so.

(i) No Eagles Employee Program that is a “welfare benefit plan” as defined in Section 3(1) of ERISA provides for continuing benefits or coverage for any participant or beneficiary or covered dependent of a participant after such participant’s termination of employment, except to the extent required by law; and all Eagles Employee Programs which provide medical, dental health or long-term disability benefits are fully.

(j) Neither Eagles nor any ERISA Affiliate has agreed or otherwise committed to, whether in writing or otherwise, to increase or improve the compensation, benefits or terms and conditions of employment or service of any director, officer, employee or consultant.

(k) Except as set forth in Section 3.14(k) of the Eagles Disclosure Schedule, no Eagles Employee Benefits Program will by itself result in the payment of money or any other property or rights, or accelerate or provide any other rights or benefits, to any current or former employee of Eagles or any Subsidiary (or other current or former service provider thereto) that would not have been required but for the transactions provided for herein.

(l) Each Eagle Employee Program that is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is identified as such in Section 3.14(l) of the Eagles Disclosure Schedule. Since December 31, 2004, each Employee Program there identified has been operated and maintained in accordance with the applicable requirements of Notice 2005-1, the proposed regulations under Section 409A of the Code and its purpose with respect to amounts deferred (within the meaning of Section 409A of the Code) after December 31, 2004.

(m) Eagles represents and agrees that it is not (i) an “employee benefit plan” as defined in ERISA, (ii) a “plan” as defined in Section 4975 of the Code, (iii) another employee benefit plan subject to any federal, state, local or foreign law substantially similar to Section 406 of ERISA or Section 4975 of the Code or (iv) an entity assets of which include (or are deemed for purposes of ERISAor Section 4975 o f the Code, or any such substantially similar law to include) assets of such an “employee benefit plan,” “plan” or other employee benefit plan.

3.15 Labor and Employment Matters.

(a) Neither Eagles nor any Eagles Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization, nor are there any negotiations or discussions currently pending or occurring between Eagles, or any of the Eagles Subsidiaries, and any union or employee association regarding any collective bargaining agreement or any other work rules or polices. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of Eagles, threatened against Eagles or any of the Eagles Subsidiaries relating to their business. To Eagles’ knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Eagles or any of the Eagles Subsidiaries.

(b) Except as set forth in Section 3.15 of the Eagles Disclosure Schedule, there are no proceedings pending or, to the knowledge of Eagles, threatened against Eagles or any of the Eagles Subsidiaries in any forum by or on behalf of any present or former employee of Eagles or any of the Eagles Subsidiaries, any applicant for employment or classes of the foregoing alleging breach of any express or implied employment contract, violation of any law or regulation governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of Eagles of any of the Eagles Subsidiaries in connection with the employment relationship.

3.16 No Brokers. Neither Eagles nor any of the Eagles Subsidiaries has entered into any contract, arrangement or understanding with any Person or firm to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Merger, except that Eagles has retained Friedman Billings Ramsey & Co., Inc. as its financial advisor in connection with the Merger. Eagles has furnished to the Company a true, complete and correct copy of all agreements between Eagles and Friedman Billings Ramsey & Co., Inc. relating to the Merger, which agreements disclose all fees payable by Eagles or any of its Subsidiaries to Friedman Billings Ramsey & Co., Inc.

3.17 Opinion of Financial Advisor. Eagles has received an opinion of Friedman Billings Ramsey & Co., Inc. to the effect that the Exchange Ratio is fair, from a financial point of view, to the holders of Eagles Common Shares. A copy of such opinion shall be delivered to the Company promptly after the date hereof.

3.18 Vote Required. The affirmative vote of the holders of majority of the outstanding Eagles Common Shares is the only vote of the holders of any class or series of capital stock of Eagles or any Eagles Subsidiary, necessary to approve this Agreement.

3.19 Material Contracts.

(a) Section 3.19(a) of the Eagles Disclosure Schedule sets forth a list of all Material Contracts to which Eagles or any Eagles Subsidiary is a party. Except as set forth in Section 3.19(a) of the Eagles Disclosure Schedule, to Eagles’ knowledge neither Eagles nor any Eagles Subsidiary is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Material Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have an Eagles Material Adverse Effect, nor will the consummation of the Merger result in any third party having any right of termination, amendment, acceleration, or cancellation of or loss or change in a benefit under any Material Contract, except for such terminations, amendments, accelerations, cancellations, losses or changes in a benefit that would not, individually or in the aggregate reasonably be expected to have an Eagles Material Adverse Effect.

(b) Section 3.19(b) of the Eagles Disclosure Schedule sets forth (i) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which Eagles or any Eagles Subsidiary has outstanding any material Indebtedness, other than Indebtedness payable to Eagles or an Eagles Subsidiary; and (ii) the respective principal amounts outstanding thereunder on March 31, 2006.

3.20 Insurance. Section 3.20 of the Eagles Disclosure Schedule sets forth all material policies of insurance to which Eagles or any Eagles Subsidiary is a party. Eagles maintains insurance coverage with reputable insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Eagles (taking into account the cost and availability of such insurance). There is no claim by Eagles or any Eagles Subsidiary pending under any such policies which (a) has been denied or disputed by the insurer or (b) would reasonably be likely to have, individually or in the aggregate, an Eagles Material Adverse Effect. All such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and no written notice of cancellation or termination has been received by Eagles with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

3.21 Definition of Eagles’ Knowledge. As used in this Agreement, the phrase “to the knowledge of Eagles” or any similar phrase means the actual (and not the constructive or imputed) knowledge of those individuals identified in Section 3.21 of the Eagles Disclosure Schedule.

3.22 Proxy Statement; Eagles Information. The information relating to Eagles and the Eagles Subsidiaries supplied by Eagles for inclusion in the Proxy Statement, the Offer Documents and any other documents filed with the SEC in connection herewith, will not, (1) in the case of the Proxy Statement and any other documents filed by the SEC in connection therewith, on the date the Proxy Statement is first mailed to holders of Company Common Shares or at the time of the Company Stockholders Meeting, and (2) in the case of the Offer Documents, on the date the Offer Documents are filed with the SEC, distributed to holders of Company Common Shares and upon the closing of the Repurchase Offer, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made, except that no representation is made by the Eagles with respect to any other information included therein.

3.23 No Payments to Employees, Officers or Directors. Except as set forth in Section 3.23 of the Eagles Disclosure Schedule, (a) there is no employment or severance payment payable or other benefit due on a change of control or otherwise as a result of the consummation of the Merger or any of the other transactions contemplated hereby, with respect to any employee, officer or director of Eagles or any Eagles Subsidiary; (b) no Employee Program provides for any gross-up payment to any current or former employee in the event that such employee or former employee becomes subject to an excise tax or other penalty under Code Section 409A; and (iii) neither the execution of this Agreement, stockholder approval of this Agreement, nor the consummation of the transactions contemplated hereby will, alone or in conjunction with another event (e.g., termination of employment), result in payments under any of the Employee Programs which would not be deductible under Code Section 162(m) or Code Section 280G.

3.24 Intellectual Property. Eagles and the Eagles Subsidiaries own, possess or hold valid rights to use all trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, databases, industrial designs and copyrights necessary for the operation of their businesses (collectively, the “Intellectual Property”). All of the Intellectual Property is owned or licensed by Eagles or its subsidiaries free and clear of any and all Liens, and neither Eagles nor any of its subsidiaries has forfeited or otherwise relinquished any Intellectual Property which forfeiture has resulted in, individually or in the aggregate, or would result in an Eagles Material Adverse Effect. The use of the Intellectual Property by Eagles or the Eagles Subsidiaries does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor, of any other Person, and there have been no claims made against Eagles or any Eagles Subsidiary, and neither Eagles nor any of the Eagles Subsidiaries has received any notice of any claim or otherwise has knowledge that any of the Intellectual Property is invalid or conflicts with the asserted rights of any other Person or has not been used or enforced or has failed to have been used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Intellectual Property, except, in all such cases, as would not have, individually or in the aggregate, an Eagles Material Adverse Effect.

3.25 Investment Company Act of 1940. Neither Eagles nor any of the Eagles Subsidiaries is, or at the Effective Time will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

ARTICLE IV

Representations and Warranties of the Company and MergerCo

Except as set forth in the disclosure schedules delivered at or prior to the execution hereof which disclosure schedule identifies exceptions only by the specific Section or subsection to which each entry relates or to any other Section or subsection to which the applicability of the exception is readily apparent on its face (the “Company Disclosure Schedule”), the Company and MergerCo hereby jointly and severally represent and warrant to Eagles as follows:

4.1 Existence; Good Standing; Authority; Compliance with Law.

(a) Each of the Company and MergerCo is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Except as set forth in Section 4.1(a) of the Company Disclosure Schedule, each of the Company and MergerCo is duly qualified or licensed to do business as a foreign corporation and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Company and MergerCo has all requisite corporate power and authority to own, operate, lease and encumber its assets and carry on its business as now conducted.

(b) Each of the Subsidiaries of the Company listed in Section 4.1(b) of the Company Disclosure Schedule (the “Company Subsidiaries”) is a corporation, limited partnership, limited liability company or trust, duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Except as set forth in Section 4.1(b) of the Company Disclosure Schedule, each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification or licensing, except for jurisdictions in which such failure to be so qualified, licensed or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each Company Subsidiary has all requisite corporate or other power and authority to own, operate, lease and encumber its assets and carry on its business as now conducted. The Company has no other Subsidiaries other than the Company Subsidiaries. Neither the Company nor any Company Subsidiary has any predecessors other than as set forth on Section 4.1(b) of the Company Disclosure Schedule.

(c) Except as set forth in Section 4.1(c) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which the Company or any Company Subsidiary or any of their respective properties or assets is subject, where such violation, alone or together with all other violations, would reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their businesses as now conducted, except where the failure to obtain any such license, permit or authorization or to take any such action, alone or together with all other such failures, would not reasonably be expected to have a Company Material Adverse Effect.

(d) The Company has previously provided or made available to Eagles true and complete copies of the articles of incorporation and bylaws and the other charter documents, bylaws, organizational documents and partnership, limited liability company, trust agreements and joint venture agreements (and in each such case, all amendments thereto) of the Company and each of the Company Subsidiaries as in effect on the date of this Agreement.

4.2 Authorization, Takeover Laws, Validity and Effect of Agreements. Each of the Company and MergerCo has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder. Subject only to the approval of this Agreement by the holders of Company Common Shares, the execution, delivery and performance by the Company and MergerCo of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on behalf of the Company and MergerCo. In connection with the foregoing, the Company Board and the Board of Directors of MergerCo have taken such actions and votes as are necessary on their part to render the provisions of any “fair price,” “moratorium,” “control share acquisition” or any other anti-takeover statute or similar federal or state statute inapplicable to this Agreement, the Merger and the transactions contemplated by this Agreement. This Agreement, assuming due and valid authorization, execution and delivery hereof by Eagles, constitutes a valid and legally binding obligation of the Company and MergerCo, enforceable against the Company and MergerCo in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity.

4.3 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 Company Common Shares and 50,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock). As of April 26, 2006 (i) 10,516,600 Company Common Shares were issued and outstanding, (ii) no shares of the Company Preferred Stock were issued and outstanding, (iii) 1,045,000 Company Common Shares have been authorized and reserved for issuance pursuant to any employer stock option or compensation plan or arrangement of the Company

(the “Company Stock Option Plans”), (iv) 80,000 qualified or nonqualified options to purchase Company Common Shares (the “Company Stock Options”) were outstanding and (v) Warrants to acquire 233,000 Company Common Shares were outstanding. A complete list of all the Company Stock Option Plans is set forth in Section 4.3(a) of the Company Disclosure Schedule. As of the date of this Agreement, the Company had no Company Common Shares outstanding or reserved for issuance other than as described above. All such issued and outstanding shares of capital stock of the Company are, and all shares thereof which may be issued prior to the Closing Date will be, when issued, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

(b) Except as set forth in Section 4.3(b) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(c) Except as set forth in this Section 4.3 or in Section 4.3(c) of the Company Disclosure Schedule and except for (i) the Company Stock Options, (ii) long term incentive awards set forth in Section 4.3(e) of the Company Disclosure Schedule or (iii) out performance plan awards set forth in Section 4.3(e) of the Company Disclosure Schedule, as of the date of this Agreement, there are not any outstanding securities or any options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company or any Company Subsidiary to issue, transfer, sell or repurchase, redeem or otherwise acquire any securities of the Company or any Company Subsidiary. Section 4.3(c) of the Company Disclosure Schedule sets forth a true, complete and correct list of the Company Stock Options, including the name of the Person to whom such Company Stock Options have been granted, the number of shares subject to each Company Option and the per share exercise price for each Company Option. True and complete copies of all instruments (or the forms of such instruments) referred to in this Section 4.3(c) have been furnished or made available to Eagles.

(d) Section 4.3(d) of the Company Disclosure Schedule sets forth a true, complete and correct list of all restricted stock awards granted under the Company Stock Option Plans, including the name of the Person to whom such restricted stock awards have been granted and the number of shares included in each restricted stock award. True and complete copies of all instruments (or the forms of such instruments) referred to in this Section 4.3(d) have been furnished or made available to Eagles. The Company has not issued any stock appreciation rights.

(e) Except as set forth in Section 4.3(e) of the Company Disclosure Schedule, there are no agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of any shares of capital stock of the Company or which restrict the transfer of any such shares, nor does the Company have knowledge of any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares.

(f) Except as set forth in Section 4.3(f) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Company Subsidiary to issue, repurchase, redeem or otherwise acquire any shares of capital stock, partnership interests or any other securities of the Company or any Company Subsidiary.

(g) Except as set forth in Section 4.3(g) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of their securities under the Securities Act.

4.4 Subsidiaries. Section 4.1(b) of the Company Disclosure Schedule sets forth the name, jurisdictions of incorporation or organization of each Company Subsidiary. All issued and outstanding shares or other equity interests of each Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 4.1(b) of the Company Disclosure Schedule, all issued and outstanding shares or other equity interests of each Company Subsidiary are (a) owned directly or indirectly by the Company free and clear of all Encumbrances and (b) free of all other restrictions (including restrictions on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests) other than those set forth in the organizational documents and those imposed by applicable securities laws. There are not any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate any Company Subsidiary to issue, transfer or sell any equity interests of such Company Subsidiary. Except as set forth in Section 4.4 of the Company

Disclosure Schedule, there are no outstanding contractual obligations of any Company Subsidiary to repurchase, redeem or otherwise acquire any equity interest of such Company Subsidiary.

MergerCo was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

4.5 Other Interests. Except for the interests in the Company Subsidiaries set forth in Section 4.1(b) of the Company Disclosure Schedule and except as set forth in Section 4.5 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any Person (other than investments in short-term investment securities). Except as set forth in Sections 4.4 and 4.5 of the Company Disclosure Schedule, no Affiliate of the Company or any Company Subsidiary owns any interest or investment (whether equity or debt) in any Company Subsidiary.

4.6 Consents and Approvals; No Violations. Except as set forth in Section 4.6 of the Company Disclosure Schedule, assuming the approval of this Agreement by holders of the Company Common Shares and except (a) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, state securities or state “blue sky” laws, any antitrust laws and (b) for filing of the Articles of Merger, none of the execution, delivery or performance of this Agreement by the Company and MergerCo, the consummation by the Company and MergerCo of the transactions contemplated hereby or compliance by the Company and MergerCo with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of the Company or any Company Subsidiary, including MergerCo, (ii) require any filing by the Company or MergerCo with, notice to, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach by the Company or MergerCo of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or loss of benefit) under, any of the terms, conditions or provisions of any Material Contract to which the Company or any Company Subsidiary is a party or by which it or any of its respective properties or assets may be bound, or (iv) violate any Law applicable to the Company or any Company Subsidiary or any of its respective properties or assets excluding from the foregoing clauses (ii), (iii) and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches or defaults which would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Merger, (B) otherwise prevent or materially delay performance by the Company of its material obligations under this Agreement or (C) reasonably be expected to have a Company Material Adverse Effect.

4.7 No Restraints. Neither the Company nor any Company Subsidiary is or will be subject to any outstanding judgment, order, restraining order, and/or injunction (temporary or otherwise), decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity or other legal restraint or prohibition, or is party to any written agreement, consent agreement or memorandum of understanding that materially restricts the conduct of its business or that relates to policies, affairs, managements or its business, except any such judgments, orders, injunctions, decrees, statutes, laws, ordinances, rules, regulations or restrictions that would not have a Company Material Adverse Effect.

4.8 SEC Reports. Except as set forth in Section 4.8 of the Company Disclosure Schedule, the Company has timely filed (and, from the date hereof until the Closing Date, will timely file) all required forms and reports (and all certificates required pursuant to the Sarbanes-Oxley Act of 2002 (“SOX”)) with the SEC since December 31, 2003 (collectively, the “Company SEC Reports”), all of which were (and will be) prepared in all material respects in accordance with the applicable requirements of the Exchange Act, the Securities Act and the rules and regulations promulgated thereunder (the “Securities Laws”). As of their respective dates, the Company SEC Reports (a) complied as to form in all material respects with the applicable requirements of the Securities Laws and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of the Company included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) complied as to form, as of their report filing dates, in all material respects with the Securities Laws and fairly presents in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of the Company included in or incorporated by reference into the Company SEC Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings or cash flows, as the case may be, of the Company and the Company Subsidiaries for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, as permitted by Form 10-Q pursuant to Sections 13 or 15(d) of the Exchange Act and for normal year-end audit adjustments which would not be material in amount or effect. To the knowledge of the Company, there are no outstanding and unresolved comments from the SEC with respect to any of the Company SEC Reports. No Company Subsidiary is required to make any filing with the SEC. The Company has established and maintains a system of “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with United States generally accepted accounting principles (“US GAAP”), consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets. As of December 31, 2005, (x) there were no “material weaknesses” (as defined by the Public Company Accounting Oversight Board) and (y) there was no series of multiple “significant deficiencies” (as defined by the Public Company Accounting Oversight Board) that was reasonably likely to collectively represent a “material weakness” in the design or operation of the Company’s internal controls. Since December 31, 2005, neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, the Company’s independent auditors, have identified or been made aware of (A) any material weakness in the system of internal controls utilized by the Company and its Subsidiaries, (B) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal controls utilized by the Company and its Subsidiaries or (C) any material claim or allegation regarding any of the foregoing.

The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by the Company are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information required to be disclosed is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the Chief Executive Officer and Chief Financial Officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

The Company has provided Eagles true and complete copies of all management letters received from its independent auditors since December 31, 2003, and if no such management letters have been received, the Company has provided copies of all correspondence from its independent auditors during such period relating to subject matter of the same type as would be included in a management letter.

There are no liabilities of the Company or any of its subsidiaries of any kind whatsoever, known or unknown, whether or not accrued and whether or not contingent or absolute, other than (i) liabilities disclosed in the Company’s consolidated balance sheet as of December 31, 2005 included in the Company’s Annual Report on Form 10-K for the fiscal year ended such date and (ii) liabilities incurred in the ordinary course of business consistent with past practice since such date, none of which are reasonably expected to result in a Material Adverse Effect on the Company.

4.9 Litigation. Except as set forth in the Company SEC Reports or in Section 4.9 of the Company Disclosure Schedule, (a) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries and (b) neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Entity or the person which, in the case of (a) or (b), would, individually or in the aggregate, (i) prevent or materially delay the consummation of the Merger, (ii) otherwise prevent or materially delay performance by the Company of any of its obligations under this Agreement or (iii) reasonably be expected to have a Company Material Adverse Effect. Section 4.9 of the Company Disclosure Schedule sets forth any suit, claim, action, proceeding or investigation that is pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries and any outstanding order, writ, judgment, injunction or decree of any Governmental Entity or other person against the Company or any Company Subsidiary.

The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Authorities necessary for the lawful conduct of their respective businesses (the “Company Permits”), except for failures to hold such Company Permits that would not have a Material Adverse Effect on the Company. The Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not have a Material Adverse Effect on the Company. The businesses of the Company and its subsidiaries have not been and are not being conducted in violation of any law except for violations that would not have a Material Adverse Effect on the Company. No investigation or review by any Governmental Authority with respect to the Company or any of its subsidiaries is pending or, to the best knowledge of the Company, threatened, nor has any Governmental Authority indicated an intention to conduct any such investigation or review, other than, in each case, where the outcome would not have a Material Adverse Effect on the Company.

4.10 Absence of Certain Changes. Except as disclosed in the Company SEC Reports or in Section 4.10 of the Company Disclosure Schedule, from December 31, 2005 through the date hereof, there has not been a Company Material Adverse Effect and the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course of business and there has not been any action contemplated by Section 5.2.

4.11 Taxes. Except as otherwise provided in Section 4.11 of the Company Disclosure Schedule:

(a) For the taxable year commencing with their respective dates of formation (the “Company Initial Tax Year”), and each taxable year thereafter, each of the Company and the Company Subsidiaries (i) has timely filed all Tax Returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity have authority to do so), and all such Tax Returns and reports are true, accurate and complete in all material respects, and (ii) has paid (or the Company has paid on its behalf) within the time and manner prescribed by law, all Taxes. The most recent financial statements contained in the Company SEC Documents reflect an adequate reserve for all material Taxes payable by the Company and each Company Subsidiary for all taxable periods and portions thereof through the date of such financial statements. Each of the Company and the Company Subsidiaries has established (and through the Closing Date will continue to establish and maintain) on its books and records reserves in accordance with GAAP that are adequate for the payment of all material liabilities for Taxes accruing through the period covered by such books and records. True, correct and complete copies of all federal, state and local Tax Returns for the Company and each Company Subsidiary and all written communications with any taxing authority relating to such Tax Returns requested by Eagle or its representatives have been delivered or made available to representatives of Eagles. Section 4.11 of the Company Disclosure Schedule lists all federal and state income Tax Returns filed with respect to the Company and all the Company Subsidiaries that have been audited, and indicates those Tax Returns, if any, that currently are the subject of audit. No unpaid deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Company or any of the Company Subsidiaries, including claims by any taxing authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or such Company Subsidiary is, or may be, subject to taxation by that jurisdiction, and no requests for waivers of any statute of limitations in respect of Taxes have been made and no extensions of the time to assess or collect any such Tax are pending and no such waiver remains in effect. There are no liens for Taxes upon the assets of the Company or any Company Subsidiary except for statutory liens for Taxes not yet due. Neither the Company nor any of the Company Subsidiaries is a party to or subject of any audit, examination, action or proceedings by any taxing authority for assessment or collection of any Tax, to the knowledge of the Company no audit, examination, action or proceeding in respect of Taxes involving the Company or any Company Subsidiary is being considered by any Tax authority, and no claim for assessment or collection of any Tax has been assessed against the Company or any Company Subsidiary.

(b) The Company and each of the Company Subsidiaries have withheld and paid within the time and manner prescribed by law all Taxes required to have been withheld and/or paid in connection with amounts paid or owing to any employee, former employee, independent contractor, creditor, stockholder, or other third party.

(c) The Company has no class of outstanding stock that is not regularly traded on an established securities market under Code Section 1445(b)(6).

(d) Neither the Company nor any of the Company Subsidiaries (i) has requested, received or is subject to any written ruling of a taxing authority related to Taxes or has entered into any written and legally binding agreement with a taxing authority relating to Taxes or (ii) has engaged in any reportable or listed transactions, as defined in Code Section 6011 and applicable U.S. Treasury Regulations, or in any transaction of which it has made (or was required to make) disclosure to any Taxing authority to avoid the imposition of any penalties.

(e) Neither the Company nor any of the Company Subsidiaries (i) is a party to or is otherwise subject to any Tax allocation or sharing agreement or (ii) has any liability for the Taxes of another person under law, as a transferee or successor, by contract or otherwise.

(f) Neither the Company nor any of the Company Subsidiaries has made any payments, are obligated to make any payments, or are parties to an agreement that could obligate them to make any payments that will not be deductible under Code Sections 162(m) or 280G.

(g) The Company has incurred no liability for any Taxes under Code Sections 1374, 857(b), 860(c) or 4981, IRS Notice 88-19, Treasury Regulation Section 1.337(d)-5, or Treasury Regulation Section 1.337-6 (or any provision of similar effect) including, without limitation, any Tax arising from a prohibited transaction described in Code Section 857(b)(6). Neither the Company nor any Company Subsidiary has incurred any material liability for Taxes other than in the ordinary course of business. No event has occurred, and no condition or circumstance exists (including the current holding by the Company or any Company Subsidiary of any asset the disposition of which would be subject to the preceding provisions) which presents a risk that any material Tax described in the preceding two sentences will be imposed on the Company or any Company Subsidiary.

(h) The Company (i) for each of its taxable years commencing with its taxable year beginning on January 1, 2004 (the “Company’s Initial REIT Year”) has been subject to taxation as a REIT within the meaning of Code Section 856 and has satisfied all requirements to qualify as a REIT for such years (ii) has operated since December 31, 2005 to the date hereof, and will continue to operate, in such a manner as to permit it to continue to qualify as a REIT, and (iii) has not taken (or omitted to take) any action that could reasonably be expected to result in a challenge to its qualification as a REIT and no challenge to the Company’s qualification as a REIT is pending or to the Company’s knowledge is or has been threatened. Each direct or indirect Company Subsidiary which is a partnership, joint venture or limited liability company has since its acquisition by the Company (A) been classified and treated for federal income tax purposes as a partnership or disregarded entity and not as a corporation or a “publicly traded partnership” within the meaning of Code Section 7704(b) that is treated as a corporation under Code Section 7704(a), and (B) not owned any assets (including, without limitation, securities) that would cause the Company to violate Code Section 856(c)(4). Each Subsidiary of the Company which is a corporation, and each other issuer of securities in which the Company holds securities (within the meaning of Code Section 856(c) but excluding securities of issuers described in Code Section 856(m)) having a value of more than 10 percent of the total value of the outstanding securities of such issuer has since its acquisition by the Company been a REIT, a qualified REIT subsidiary of the Company under Code Section 856(i), or a taxable REIT subsidiary of the Company under Code Section 856(l). Section 4.11 of the Company Disclosure Schedule lists all the Company Subsidiaries which are (i) “taxable REIT subsidiaries” within in the meaning of Code Section 856(l) or (ii) “qualified REIT subsidiaries” within the meaning of Code Section 856(i).

(i) Neither the Company nor any Company Subsidiary has distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355. Neither the Company nor any of the Company Subsidiaries has disposed of any property in a transaction intended to qualify for tax deferred treatment under Code Sections 1031 or 1033.

(j) The Company does not have any earnings and profits attributable to it or any other corporation in any non-REIT year within the meaning of Code Section 857. To the Company’s knowledge (after due investigation), (A) it is a “domestically controlled REIT” within the meaning of Code Section 897(h) and (B) is not nor has it been at any time a “United States real property holding corporation” as such term is defined in Code Section 897(c)(2).

(k) Neither the Company nor any of the Company Subsidiaries has taken any action or failed to take any action, or is aware of any circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Code Section 368(a).

4.12 Assets. The Company owns all of the assets set forth in Section 4.12 of the Company Disclosure Schedule (collectively, the “the Company Assets”) free and clear of any Encumbrances, except as set forth in Section 4.12 of the Company Disclosure Schedule.

4.13 Environmental Matters. Except as set forth in Section 4.13 of the Company Disclosure Schedule or as would otherwise not have a Company Material Adverse Effect, (a) the Company and the Company Subsidiaries are, and have been, in compliance with all applicable Environmental Laws and permits and authorizations thereunder; (b) there is no administrative or judicial enforcement proceeding pending, or to the knowledge of the Company threatened, against the Company or any Company Subsidiary involving Hazardous Materials or toxic fungi or mold or arising under any Environmental Law; (c) neither the Company nor any Company Subsidiary or, to the knowledge of the Company, any legal predecessor of the Company or any Company Subsidiary, has received any written notice from any third party that it is potentially responsible under any Environmental Law for costs of response, property damage or for damages to natural resources, as those terms are defined under the Environmental Laws, at any location; (d) neither the Company nor any Company Subsidiary has transported or disposed of, or allowed or arranged for any third party to transport or dispose of, any waste containing Hazardous Materials at any location identified as requiring response action on the Comprehensive Environmental Response, Compensation, and Liability Information System or similar state database or any location proposed for inclusion on such lists; (e) the Company has no knowledge of any release on the real property owned or leased by the Company or any Company Subsidiary or predecessor entity of Hazardous Materials that would be reasonably likely to result in a requirement under any Environmental Laws to perform a response action, the incurrence of natural resource damages or in any material liability under the Environmental Laws; and (f) to the knowledge of the Company, none of the Company or any Company Subsidiary is required, by virtue of the transactions contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Hazardous Materials, (ii) to remove or remediate Hazardous Materials, (iii) to give notice to or receive approval from any governmental authority, or (iv) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters.

4.14 Employee Benefit Plans.

(a) Section 4.14(a) of the Company Disclosure Schedule sets forth a list of every material Employee Program, currently maintained or contributed to (or with respect to which there is any obligation to contribute) by the Company or any ERISA Affiliate (“Company Employee Program”). Each Employee Program that is intended to qualify under Code Section 401(a) has received a favorable determination or opinion letter from the IRS regarding its qualification thereunder and, to the Company’s knowledge, no event has occurred and no condition exists that is reasonably expected to result in the revocation of any such determination.

(b) With respect to each Employee Program, the Company has provided, or made available, to Eagles (if applicable to such Employee Program): (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements); (ii) the most recent IRS determination letter or opinion with respect to such Employee Program under Code Section 401(a); (iii) the most recently filed IRS Forms 5500; (iv) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; and (v) any insurance policy related to such Employee Program.

(c) Each Employee Program has been administered in accordance with the requirements of applicable law, including, without limitation, ERISA and the Code, except as would not, individually or in the aggregate, have a Company Material Adverse Effect, and has been and is being administered and operated in all material respects in accordance with its terms. No Employee Program is subject to Title IV of ERISA or is a multiemployer plan, within the meaning of ERISA Section 3(37).

(d) Full payment has been made, or otherwise properly accrued on the books and records of the Company and/or any ERISA Affiliate, of all amounts that the Company and any ERISA Affiliate are required under the terms of the Employee Programs to have paid as contributions to such Employee Programs on or prior to the date hereof and the contribution requirements, on a prorated basis, for the current year have been made or otherwise properly accrued on the books and records of the Company and any ERISA Affiliate through the Closing Date.

(e) Neither the Company, an ERISA Affiliate nor any person appointed or otherwise designated to act on behalf of the Company, or an ERISA Affiliate, has engaged in any transactions in connection with any Employee Program that is reasonably expected to result in the imposition of a material penalty or pursuant to Section 502(i) of ERISA, material damages pursuant to Section 409 of ERISA or a material tax pursuant to Code Section 4975(a).

(f) No material liability, claim, action, investigation, audit or litigation has been made, commenced or, to the knowledge of the Company, threatened with respect to any Employee Program (other than for benefits payable in the ordinary course of business).

(g) Except as set forth in Section 4.14(a) of the Company Disclosure Schedule, no Employee Program provides for medical benefits (other than under Code Section 4980B or pursuant to state health continuation laws) to any current or future retiree or former employee.

(h) Neither the Company nor any ERISA Affiliate currently sponsors, contributes to, maintains or has any liability (whether contingent or otherwise) under (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or (ii) an employee benefit plan that is or was subject to Part 3 of Subtitle B of Title I of ERISA, or Code Section 412, or Title IV of ERISA, nor have any of them ever done so.

(i) No Company Employee Program that is a “welfare benefit plan” as defined in Section 3(1) of ERISA provides for continuing benefits or coverage for any participant or beneficiary or covered dependent of a participant after such participant’s termination of employment, except to the extent required by law; and all Company Employee Programs which provide medical, dental health or long-term disability benefits are fully.

(j) Neither the Company nor any ERISA Affiliate has agreed or otherwise committed to, whether in writing or otherwise, to increase or improve the compensation, benefits or terms and conditions of employment or service of any director, officer, employee or consultant.

(k) Except as set forth in Section 4.14(k) of the Company Disclosure Schedule, no Company Employee Benefits Program will by itself result in the payment of money or any other property or rights, or accelerate or provide any other rights or benefits, to any current or former employee of the Company or any Subsidiary (or other current or former service provider thereto) that would not have been required but for the transactions provided for herein.

(l) Each Company Employee Program that is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is identified as such in Section 4.14(l) of the Company Disclosure Schedule. Since December 31, 2004, each Employee Program there identified has been operated and maintained in accordance with the applicable requirements of Notice 2005-1, the proposed regulations under Section 409A of the Code and its purpose with respect to amounts deferred (within the meaning of Section 409A of the Code) after December 31, 2004.

(m) The Company represents and agrees that it is not (i) an “employee benefit plan” as defined in ERISA, (ii) a “plan” as defined in Section 4975 of the Code, (iii) another employee benefit plan subject to any federal, state, local or foreign law substantially similar to Section 406 of ERISA or Section 4975 of the Code or (iv) an entity assets of which include (or are deemed for purposes of ERISAor Section 4975 o f the Code, or any such substantially similar law to include) assets of such an “employee benefit plan,” “plan” or other employee benefit plan.

4.15 Labor and Employment Matters.

(a) Neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization, nor are there any negotiations or discussions currently pending or occurring between the Company, or any of the Company Subsidiaries, and any union or employee association regarding any collective bargaining agreement or any other work rules or polices. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries relating to their business. To the Company’s knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of the Company Subsidiaries.

(b) Except as set forth in Section 4.15 of the Company Disclosure Schedule, there are no proceedings pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries in any forum by or on behalf of any present or former employee of the Company or any of the Company Subsidiaries, any applicant for employment or classes of the foregoing alleging breach of any express or implied employment contract, violation of any law or regulation governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of the Company of any of the Company Subsidiaries in connection with the employment relationship.

4.16 No Brokers. Neither the Company nor any of the Company Subsidiaries has entered into any contract, arrangement or understanding with any Person or firm to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Merger, except that the Company has retained Banc of America Securities LLC as its financial advisor in connection with the Merger. The Company has furnished to Eagles a true, complete and correct copy of all agreements between the Company and Banc of America Securities LLC relating to the Merger, which agreements disclose all fees payable by the Company or any of its Subsidiaries to Banc of America Securities LLC.

4.17 Opinion of Financial Advisor. The Special Committee of the Company Board has received an opinion from Banc of America Securities LLC to the effect that, as of the date of this Agreement and subject to various assumptions and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to the Company. A copy of such opinion shall be delivered by the Company to Eagles promptly after the date hereof for informational purposes only.

4.18 Vote Required. The affirmative vote of the holders of a majority of Company Common Shares present at the Company Stockholders Meeting, so long as a quorum is present, in accordance with the NYSE rules, is the only vote of the holders of any class or series of capital stock of the Company or any Company Subsidiary, necessary to approve this Agreement.

4.19 Material Contracts.

(a) Except as set forth in Section 4.19(a) of the Company Disclosure Schedule, the Company SEC Reports list all Material Contracts. Except as set forth in Section 4.19(a) of the Company Disclosure Schedule, to the Company’s knowledge neither the Company nor any Company Subsidiary is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Material Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, nor will the consummation of the Merger result in any third party having any right of termination, amendment, acceleration, or cancellation of or loss or change in a benefit under any Material Contract, except for such terminations, amendments, accelerations, cancellations, losses or changes in a benefit that would not, individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect.

(b) Except for any of the following identified in the Company SEC Reports, Section 4.19(b) of the Company Disclosure Schedule sets forth (i) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which the Company or any Company Subsidiary has outstanding any material Indebtedness, other than Indebtedness payable to the Company or a Company Subsidiary; and (ii) the respective principal amounts outstanding thereunder on March 31, 2006.

4.20 Insurance. Section 4.20 of the Company Disclosure Schedule sets forth all material policies of insurance to which the Company or any Company Subsidiary is a party. The Company maintains insurance coverage with reputable insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company (taking into account the cost and availability of such insurance). There is no claim by the Company or any

Company Subsidiary pending under any such policies which (a) has been denied or disputed by the insurer or (b) would reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect. All such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and no written notice of cancellation or termination has been received by the Company with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

4.21 Definition of the Company’s Knowledge. As used in this Agreement, the phrase “to the knowledge of the Company” or any similar phrase means the actual (and not the constructive or imputed) knowledge of those individuals identified in Section 4.21 of the Company Disclosure Schedule.

4.22 Proxy Statement; the Company Information. Except with respect to information supplied by Eagles for inclusion therein, the Proxy Statement and the Offer Documents will comply in all material respects with the requirements of the Securities Laws. The information relating to the Company and the Company Subsidiaries to be contained or incorporated by reference in the Proxy Statement and any other documents filed with the SEC in connection herewith, will not, (1) in the case of the Proxy Statement and any other documents filed by the SEC in connection therewith, on the date the Proxy Statement is first mailed to holders of Company Common Shares or at the time of the Company Stockholders Meeting, and (2) in the case of the Offer Documents, on the date the Offer Documents are filed with the SEC, distributed to holders of Company Common Shares and upon the closing of the Repurchase Offer, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made, except that no representation is made by the Company with respect to the information supplied by Eagles for inclusion therein.

4.23 No Payments to Employees, Officers or Directors. Except as set forth in Section 4.23 of the Company Disclosure Schedule, (a) there is no employment or severance payment payable or other benefit due on a change of control or otherwise as a result of the consummation of the Merger or any of the other transactions contemplated hereby, with respect to any employee, officer or director of the Company or any Company Subsidiary; (b) no Employee Program provides for any gross-up payment to any current or former employee in the event that such employee or former employee becomes subject to an excise tax or other penalty under Code Section 409A; and (iii) neither the execution of this Agreement, stockholder approval of this Agreement, nor the consummation of the transactions contemplated hereby will, alone or in conjunction with another event (e.g., termination of employment), result in payments under any of the Employee Programs which would not be deductible under Code Section 162(m) or Code Section 280G.

4.24 Intellectual Property. The Company and the Company Subsidiaries own, possess or hold valid rights to use all Intellectual Properties necessary for the operation of their businesses. All of the Intellectual Property is owned or licensed by the Company or its subsidiaries free and clear of any and all Liens, and neither the Company nor any of its subsidiaries has forfeited or otherwise relinquished any Intellectual Property which forfeiture has resulted in, individually or in the aggregate, or would result in a Company Material Adverse Effect. The use of the Intellectual Property by the Company or the Company Subsidiaries does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor, of any other Person, and there have been no claims made against the Company or any Company Subsidiary, and neither the Company nor any of the Company Subsidiaries has received any notice of any claim or otherwise has knowledge that any of the Intellectual Property is invalid or conflicts with the asserted rights of any other Person or has not been used or enforced or has failed to have been used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Intellectual Property, except, in all such cases, as would not have, individually or in the aggregate, a Company Material Adverse Effect.

4.25 Investment Company Act of 1940. Neither the Company nor any of the Company Subsidiaries is, or at the Effective Time will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

ARTICLE V

Conduct of Business Pending the Merger

5.1 Conduct of Business by Eagles. During the period from the date of this Agreement to the Effective Time, except as otherwise contemplated by this Agreement, Eagles shall use its commercially reasonable efforts to, and shall cause each of the Eagles Subsidiaries to use its commercially reasonable efforts to, carry on their respective businesses in the usual, regular and ordinary course, and in material compliance with all Laws, and use their commercially reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their goodwill, Eagles’ status as a REIT, and their relationships with others having business dealings with them. Eagles shall confer on a regular basis with the Company, report on operational matters and advise the Company orally and in writing of any Eagles Material Adverse Effect or any matter that could reasonably be expected to result in Eagles being unable to deliver the certificate described in Section 7.2(a). Without limiting the generality of the foregoing, neither Eagles nor any of the Eagles Subsidiaries will (except as expressly permitted by this Agreement or as contemplated by the transactions contemplated hereby, as set forth in Section 5.1 of the Eagles Disclosure Schedule or to the extent that the Company shall otherwise consent in writing (it being understood that the Company shall respond within five (5) Business Days to Eagles’ communications soliciting such consent from the Company, such consent not be unreasonably withheld, conditioned or delayed)):

(a) (i) split, combine or reclassify any shares of capital stock of Eagles or (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of any shares of capital stock of Eagles, except for: (A) the $0.20 per share quarterly dividend declared on April 19, 2006, (B) quarterly dividends to shareholders of Eagles in an amount not to exceed 90% of Eagles’ estimated REIT taxable income for such period, (C) dividends or distributions, declared, set aside or paid by any Eagles Subsidiary to Eagles or any Eagles Subsidiary that is, directly or indirectly, wholly owned by Eagles; and (D) the Final Eagles Dividend and any other distributions required for Eagles to make the Final Eagles Dividend;

(b) authorize for issuance, issue or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of beneficial interest of any class or any other securities or equity equivalents (including, without limitation, stock appreciation rights);

(c) except as required by law or as set forth in Section 3.23 of the Eagles Disclosure Schedule, (i) enter into, adopt, amend or terminate any Employee Program, (ii) enter into, adopt, amend or terminate any agreement, arrangement, plan or policy between the Company or any of the Company Subsidiaries and one or more of their directors or executive officers, or (iii) except for normal increases in the ordinary course of business consistent with past practice and retention bonuses pursuant to the Eagles’ Severance and Stay Bonus Plan, increase in any manner the compensation or fringe benefits of any non-executive officer or employee or pay to any non-executive officer or employee any benefit not required by any Employee Program or arrangement as in effect as of the date hereof;

(d) grant to any officer, director or employee the right to receive any new severance, change of control or termination pay or termination benefits, grant any increase in the right to receive any severance, change of control or termination pay or termination benefits or enter into any new employment, loan, retention, consulting, indemnification, termination, change of control, severance or similar agreement with any officer, director or employee other than the grant of compensation and fringe benefits to any non-executive officer or employee hired after the date of this Agreement; provided, however, that consistent with the terms of this Agreement and Section 3.23 of the Eagles Disclosure Schedule, Eagles may (i) accelerate the vesting and/or the payment of any existing benefits or awards and/or make any amendments to existing benefits, agreements or awards in order to facilitate such accelerated vesting and/or payments, and (ii) pay officers and key employees 2005 or 2006 bonuses immediately prior to the Effective Time calculated in the manner set forth in Section 3.23 of the Eagles Disclosure Schedule;

(e) except to the extent required to comply with its obligations hereunder or with applicable law, amend its articles of incorporation or bylaws, limited partnership or limited liability company agreements, or similar organizational or governance documents;

(f) change any accounting principles or practices used by it (except as required by GAAP, in which case written notice shall be provided to the Company prior to any such change);

(g) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization (other than the Merger or plans of complete or partial liquidation or dissolution of inactive Eagles Subsidiaries);

(h) amend any term of any outstanding security of Eagles;

(i) create, renew or amend, or take any action that may result in the creation, renewal or amendment, of any agreement or contract or other binding obligation of Eagles or any Eagles Subsidiary containing any material restriction on the ability of Eagles or any Eagles Subsidiary to conduct its business as it is presently being conducted;

(j) take any action that would prevent or impede the Merger from qualifying as a reorganization under Code Section 368(a); or

(k) authorize any of, or commit or agree to take any of, the foregoing actions or any action that would result in a breach of any representation or warranty of Eagles contained in this Agreement as of the date when made or as of any future date or would result in any of the conditions to the Merger not being satisfied or in a material delay in the satisfaction of such conditions.

5.2 Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, except as otherwise contemplated by this Agreement, the Company shall use its commercially reasonable efforts to, and shall cause each of the Company Subsidiaries to use its commercially reasonable efforts to, carry on their respective businesses in the usual, regular and ordinary course, consistent with past practice and in material compliance with all Laws, and use their commercially reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their goodwill, the Company’s status as a REIT, and their relationships with others having business dealings with them. The Company shall confer on a regular basis with Eagles, report on operational matters and advise Eagles orally and in writing of any Company Material Adverse Effect or any matter that could reasonably be expected to result in the Company being unable to deliver the certificate described in Section 7.3(a). Without limiting the generality of the foregoing, neither the Company nor any of the Company Subsidiaries will (except as expressly permitted by this Agreement or as contemplated by the transactions contemplated hereby, as set forth in Section 5.2 of the Company Disclosure Schedule or to the extent that Eagles shall otherwise consent in writing (it being understood that Eagles shall respond within five (5) Business Days to the Company’s communications soliciting such consent from Eagles, such consent not be unreasonably withheld, conditioned or delayed)):

(a) (i) split, combine or reclassify any shares of capital stock of the Company or (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of any shares of capital stock of the Company, except for: (x) regular quarterly dividends to stockholders of the Company in an amount not to exceed 90% of the Company’s estimated REIT taxable income for such period, provided that such dividends do not exceed $0.03 per Share in any quarter, and (y) dividends or distributions, declared, set aside or paid by any Company Subsidiary to the Company or any Company Subsidiary that is, directly or indirectly, wholly owned by the Company;

(b) authorize for issuance, issue or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, stock appreciation rights) other than the (i) issuance of company common shares upon the exercise of the Company Stock Options outstanding on the date of this Agreement in accordance with their present terms or (ii) issuance of company common shares (or cash in an amount equal to the value thereof) upon the settlement of long term incentive awards and out performance plan awards in accordance with their present terms;

(c) except as set forth in Section 5.2(c) of the Company Disclosure Schedule (which sets forth all existing obligations in effect to purchase or sell mortgage loans and the purchases or sale price thereof), acquire, sell, encumber, transfer or dispose of any assets outside the ordinary course of business which are material to the Company or any of the Company Subsidiaries (whether by asset acquisition, stock acquisition or otherwise);

(d) except for the renewal of repurchase agreements in the ordinary course of the Company’s business (provided that the Company shall have consulted in advance with Eagles regarding such renewal and shall not effect such renewal if Eagles reasonably objects), incur any amount of Indebtedness for borrowed money, assume, guarantee, indemnify or endorse or otherwise become directly or indirectly responsible or liable for any Indebtedness of a third party, issue or sell debt securities, make any loans, advances or capital contributions, mortgage, pledge or otherwise encumber any material assets, or create or suffer any material lien thereupon;

(e) except pursuant to any mandatory payments under any credit facilities in existence on the date hereof, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any payment, discharge or satisfaction in the ordinary course of business consistent with past practice;

(f) change any of the accounting principles or practices used by it (except as required by GAAP, in which case written notice shall be provided to Eagles prior to any such change);

(g) (i) enter into, adopt, amend or terminate any Employee Program, (ii) enter into, adopt, amend or terminate any agreement, arrangement, plan or policy between Eagles or any of the Eagles Subsidiaries and one or more of their directors or executive officers, or (iii) except for normal increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any non-executive officer or employee or pay to any non-executive officer or employee any benefit not required by any Employee Program or arrangement as in effect as of the date hereof;

(h) grant to any officer, director or employee the right to receive any new severance, change of control or termination pay or termination benefits, grant any increase in the right to receive any severance, change of control or termination pay or termination benefits or enter into any new employment, loan, retention, consulting, indemnification, termination, change of control, severance or similar agreement with any officer, director or employee other than the grant of compensation and fringe benefits to any non-executive officer or employee hired after the date of this Agreement;

(i) except to the extent required to comply with its obligations hereunder or with applicable law, amend its articles of incorporation or bylaws, limited partnership or limited liability company agreements, or similar organizational or governance documents;

(j) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization (other than the Merger or plans of complete or partial liquidation or dissolution of inactive Company Subsidiaries);

(k) except as set forth in Section 5.2(k) of the Company Disclosure Schedule, provided that such settlement does not exceed the amounts accrued therefor in the most recent balance sheet of the Company set forth in the Company SEC Reports, settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises for litigation where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed $100,000 (or $500,000 in the aggregate) and which would not have or would not reasonably be likely to have a Company Material Adverse Effect;

(l) amend any term of any outstanding security of the Company or any Company Subsidiary;

(m) other than in the ordinary course of business, enter into any Material Contract or modify or amend any Material Contract to which the Company or any Company Subsidiary is a party or waive, release or assign any material rights or claims under any such Material Contract;

(n) permit any insurance policy naming the Company or any of its subsidiaries or officers or directors as a beneficiary or an insured or a loss payable payee, or the Company’s directors and officers liability insurance policy, to be canceled, terminated or allowed to expire, unless such entity shall have obtained an insurance policy with substantially similar terms and conditions to the canceled, terminated or expired policy;

(o) except as expressly required for change in law or regulation, change any of its methods of reporting income and deductions for Federal income tax purposes, but only if such change would reasonably be expected to have a Company Material Adverse Effect;

(p) create, renew or amend, or take any action that may result in the creation, renewal or amendment, of any agreement or contract or other binding obligation of the Company or any Company Subsidiary containing any material restriction on the ability of the Company or the Company’s Subsidiary to conduct its business as it is presently being conducted; or

(q) take any action inconsistent with the Interim Management Agreement or omit to take any action contemplated thereby;

(r) make or rescind any Tax election or settle or compromise any Tax liability of the Company or any of its subsidiaries;

(s) amend any Tax Return, change an annual Tax accounting period, adopt or change any Tax accounting method (except as required by applicable law) or execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of any taxes;

(t) take any action that would prevent or impede the Merger from qualifying as a reorganization under Code Section 368(a); or

(u) authorize any of, or commit or agree to take any of, the foregoing actions or any action that would result in a breach of any representation or warranty of the Company contained in this Agreement as of the date when made or as of any future date or would result in any of the conditions to the Merger not being satisfied or in a material delay in the satisfaction of such conditions.

Notwithstanding the foregoing, the Company and its subsidiaries may take any action authorized by the Manager pursuant to the Interim Management Agreement and no action by the Manager shall be deemed a violation of Article IV or this Section 5.2.

ARTICLE VI

Covenants

6.1 Joint Proxy Statement/Prospectus; Registration Statement. As promptly as practicable after the execution of this Agreement, the Company and Eagles shall prepare and the Company and Eagles shall file with the SEC the Proxy Statement, and the Company and Eagles shall prepare and the Company shall file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus, provided that Eagles and the Company may mutually delay the filing of the Proxy Statement until approval of the Registration Statement by the SEC. The Company and Eagles shall use reasonable efforts to cause the Registration Statement to become effective as soon after such filing as practicable. Each of the Company and Eagles will respond to any comments of the SEC and will use its respective reasonable efforts to have the Proxy Statement cleared by the SEC and the Registration Statement declared effective under the Securities Act as promptly as practicable after such filings and each of the Company and Eagles will cause the Proxy Statement, and, in the case of Eagles’ shareholders, the prospectus contained within the Registration Statement to be mailed to its respective stockholders at the earliest practicable time after both the Proxy Statement is cleared by the SEC and the Registration Statement is declared effective under the Securities Act. Each of the Company and Eagles will notify the other promptly upon the receipt of any comments from the SEC or any other Governmental Entity and of any request by the SEC or any other Governmental Entity for amendments or supplements to the Registration Statement, the Proxy Statement or any filing pursuant to Section 6.4 or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or any other Governmental Entity, on the other hand, with respect to the Registration Statement, the Proxy Statement, the Merger or any filing pursuant to Section 6.4. Each of the Company and Eagles will cause all documents that it is responsible for filing with the SEC or other Governmental Entity under this Section 6.1 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any filing pursuant to Section 6.4, the Company or Eagles, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or any other Governmental Entity, and/or mailing to stockholders of the Company and Eagles, such amendment or supplement.

6.2 Access to Information; Confidentiality. Each party hereto shall (and shall cause each of its Subsidiaries to) afford to the other parties’ officers, employees, accountants, counsel and other representatives, reasonable access, during normal business hours during the period prior to the Effective Time, to all its books, contracts, commitments, personnel and records and, during such period, each party hereto shall (and shall cause each of its Subsidiaries to) furnish promptly to the other parties hereto (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties, assets and personnel as the other parties hereto may reasonably request. Unless otherwise required by law, such non-public information will be subject to the confidentiality agreements between the Company and Eagles dated November 7, 2005 and April 4, 2006 (the “Confidentiality Agreements”). No information or knowledge obtained in any investigation pursuant to this Section 6.2 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

6.3 Stockholders Meetings.

(a) Eagles shall use its reasonable efforts to solicit from its shareholders proxies or consents in favor of the adoption and approval of this Agreement and the approval of the Merger, and will take all other action necessary to secure the vote or consent of its shareholders required by the Maryland REIT Law to obtain such approvals (collectively, the “Eagles Shareholder Approval”). Eagles shall ensure that all proxies solicited by Eagles in connection with the Eagles Shareholder Approval are solicited, in compliance with the Maryland REIT law, the Eagles charter and bylaws and all other applicable legal requirements.

(b) (i) the Eagles Board shall recommend that Eagles’ shareholders vote in favor of and adopt and approve this Agreement (the “Eagles Recommendation”); and (ii) neither the Eagles Board nor any committee thereof shall withdraw, amend or modify, or propose to resolve to withdraw, amend or modify in a manner adverse to the Company, the Eagles Recommendation.

(c) Promptly after the date hereof, the Company shall take all action necessary in accordance with the MGCL, its charter and bylaws and the rules of the Exchange to call, give notice of, convene and hold a meeting of the holders of the Company Common Shares (the “Company Stockholders Meeting”) as promptly as practicable, and in any event (to the extent permissible under applicable law) within 60 days after the declaration of effectiveness of the Registration Statement. The Company shall use its reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement, the Merger and will take all other action necessary to secure the vote or consent of its stockholders required by the rules of the Exchange and MGCL to obtain such approvals (the “Company Stockholder Approval”). Notwithstanding anything to the contrary contained in this Agreement, the Company (i) shall adjourn or postpone the Company Stockholder Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to Company’s shareholders sufficiently in advance of a vote on this Agreement to ensure that such vote occurs on the basis of full and complete information as required under applicable law or (ii) shall (unless Eagles otherwise consents in writing or if prohibited by applicable law) adjourn the Company Stockholders Meeting once for a period not to exceed 30 days, if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) or subsequently rescheduled or reconvened, there are insufficient company common shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting. The Company shall ensure that the Company Stockholders Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Stockholders Meeting are solicited, in compliance with the Maryland REIT Law, the Company’s charter and bylaws, the rules of the Exchange and all other applicable legal requirements.

(d) (i) the Company Board shall recommend that the Company’s stockholders vote in favor of and adopt and approve this Agreement at the Company Stockholder Meeting (the “Company Recommendation”); (ii) the Proxy Statement shall include a statement to the effect that the Company Board has unanimously made the Company Recommendation; and (iii) neither the Company Board nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Eagles, the Company Recommendation.

6.4 Additional Agreements. Subject to the terms and conditions herein provided, but subject to the obligation to act in good faith, and subject at all times to Eagles’, the Company’s and their respective trustees’ and directors’ right and duty to act in a manner consistent with their fiduciary duties, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and to cooperate with each other in connection with the foregoing, including the taking of such actions as are necessary to obtain any necessary consents, approvals, orders, exemptions and authorizations by or from any public or private third party, including, without limitation, any that are required to be obtained under any federal, state or local law or regulation or any contract, agreement or instrument to which the parties or their subsidiaries are a party or by which any of their respective properties or assets are bound, to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the Merger, to effect all necessary registrations and Other Filings and submissions of information requested by a Governmental Entity, and to use its best efforts to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger.

6.5 No Solicitations.

Each of the Company and Eagles (as applicable, the “Party”) shall comply with the relevant provisions of this Section 6.5. The other party is referred to in this Section 6.5 as the “Other Party.”

(a) The Party shall, and shall cause its subsidiaries and its and their respective officers, directors, employees, representatives and agents to, immediately cease any activities, discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal, and request the return or destruction of all confidential information regarding the Party and its subsidiaries provided to any such persons on or prior to the date of this Agreement pursuant to the terms of any confidentiality agreements or otherwise. The Party shall not, and shall cause its subsidiaries and its and their respective officers, directors, trustees, employees, representatives and agents not to, directly or indirectly, (i) solicit, participate in, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate or encourage, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (ii) participate in any discussions or negotiations (including by way of furnishing information) regarding any Acquisition Proposal; provided, however, that if, at any time prior to the Party’s Shareholders Meeting, the Board of Directors or Trustees of the Party determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that it is necessary to do so in order to comply with its fiduciary duties to the Party’s stockholders under applicable law, the Party may, provided that the Party has complied in all respects with its obligations under this Section 6.5(a), in response to a Superior Proposal received by the Party after the date hereof, and subject to compliance with this Section 6.5, (x) furnish information with respect to the Party and its subsidiaries to the person making such Superior Proposal pursuant to a confidentiality and standstill agreement no less restrictive on the other party than the applicable Confidentiality Agreement and (y) participate in discussions or negotiations regarding such Superior Proposal.

(b) Except as set forth in this Section 6.5, neither the Board of Directors or Trustees of the Party nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, the approval or recommendation by such Board of Directors or Trustees or such committee of the Offer, the Merger or this Agreement, (ii) approve or recommend or take no position with respect to, or propose to approve or recommend or take no position with respect to, any Acquisition Proposal or (iii) cause the Party to enter into any agreement related to any Acquisition Proposal (other than a confidentiality and standstill agreement with respect to a Superior Proposal as contemplated by Section 6.5(a)). Notwithstanding the foregoing, if prior to the Party’s Shareholders Meeting the Board of

Directors or Trustees of the Party determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Party under applicable law, the Board of Directors of the Party may, provided that the Party has complied in all respects with its obligations under this Section 6.5(b), in response to a Superior Proposal that was received by the Party after the date hereof, (x) withdraw or modify its approval or recommendation of the Offer, the Merger or this Agreement or (y) subject to the provisions of Section 8.1(e) or (f), as applicable, hereof, terminate this Agreement, but in each such case only at a time that is after the fifth business day following the Other Party’s receipt of written notice advising the Other Party that the Board of Directors or Trustees of the Party has received a Superior Proposal (after taking into account and considering any revised Acquisition Proposal made by Eagles in light of such Superior Proposal), specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, and only if the Party is in compliance with this Section 6.5 and simultaneously with taking such action it also executes a definitive agreement to implement such Superior Proposal.

(c) For purposes of this Agreement, “Acquisition Proposal” means any inquiry, proposal, offer or expression of interest by any third party relating a merger, consolidation or other business combination involving the Party or any subsidiary of the Party, or any purchase of more than 15% of the consolidated assets of the Party (including the shares and assets of its subsidiaries) or more than 15% of the shares of the Party (other the pursuant to the exercise of Company Stock Options in accordance with their terms) or the issuance of any securities (or rights to acquire securities) of the Party or any subsidiary of the Party, or any similar transaction, or any agreement, arrangement or understanding requiring the Party to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement. Any material modification of an Acquisition Proposal (including any modification of the economic terms) shall constitute a new Acquisition Proposal. For purposes of this Agreement, a “Superior Proposal” means any bona fide Acquisition Proposal for a transaction in which all of the stock or assets of the Party are acquired by a third party, including by merger, consolidation or other business combination, on terms that the Board of Directors or Trustees of the Party determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation) to be more favorable to the Party’s stockholders, from a financial point of view, than the Merger and the Repurchase Offer (taking into account all aspects of the proposal, the party making the proposal and any changes to the Merger and Repurchase Offer proposed by the Other Party in response to the receipt by the Party of such Superior Proposal) and which is not subject to any material contingency, including any contingency related to financing, unless, in the good faith judgment of the Board of Directors or Trustees of the Party, such contingency is reasonably capable of being satisfied by such third party, and that is otherwise reasonably capable of being consummated in a timely fashion.

(d) The Party shall immediately advise the Other Party orally and in writing of any request for information or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal and the identity of the person making such request or Acquisition Proposal. The Party will immediately inform the Other Party of any material change in the details (including amendments or proposed amendments) of any such request or Acquisition Proposal. The Party will promptly provide the Other Party with any documents received from any such person and promptly provide the Other Party such information as it may reasonably request.

(e) Nothing contained in this Section 6.5 shall prohibit the Party from taking and disclosing to its stockholders a position contemplated by Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act or from making any disclosure to the Party’s stockholders if, in the good faith judgment of the Board of Directors of the Party, after consultation with outside counsel, failure so to disclose would be inconsistent with applicable law; provided, however, that neither the Party nor its Board of Directors or Trustees nor any committee thereof shall, except as specifically permitted by Section 6.5(b), withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or this Agreement or approve or recommend, or propose to approve or recommend, a Acquisition Proposal.

6.6 Officers’ and Directors’ Indemnification. (a) In the event of any threatened or actual claim, action, suit, demand proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee, fiduciary or agent of Eagles or any of the Eagles Subsidiaries (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer, employee, fiduciary or agent of Eagles or any of the Eagles Subsidiaries, or is or was serving at the request of Eagles or any of the Eagles Subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) the negotiation, execution or performance of this Agreement, any agreement or document contemplated hereby or delivered in connection herewith, or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising at or before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto. It is understood and agreed that from and after the Effective Time, the Surviving Corporation and the Company shall indemnify and hold harmless, as and to the fullest extent permitted by applicable law, each Indemnified Party against any and all losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, demand, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising at or before or after the Effective Time), (A) from and, after the Effective Time, the Surviving Corporation and the Company shall promptly pay expenses in advance of the final disposition of any such threatened or actual claim, action suit, demand, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable law, (B) the Indemnified Parties may retain counsel satisfactory to them, and the Company and the Surviving Corporation shall pay all fees and expenses of such counsel for the Indemnified Parties within thirty (30) days after statements therefor are received, and (C) from and after the Effective Time, the Company and the Surviving Corporation will use their respective reasonable best efforts to assist in the vigorous defense of any such matter; provided, however, that neither the Surviving Corporation nor the Company shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); and provided further that the Surviving Corporation and the Company shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification by such entities of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 6.6, upon learning of any such threatened or actual claim, action, suit, demand, proceeding or investigation, shall promptly notify the Surviving Corporation and the Company thereof; provided that the failure to so notify shall not affect the obligations of the Surviving Corporation and the Company except to the extent, if any, such failure to promptly notify materially prejudices such party.

(b) The Company and MergerCo each agree that all rights to indemnification existing in favor of, and all limitations on the personal liability of, each Indemnified Party provided for in the respective charters or bylaws (or other applicable organizational documents) of Eagles and the Eagles Subsidiaries or otherwise in effect as of the date hereof shall survive the Merger and continue in full force and effect for a period of six (6) years from the Effective Time and, at the Effective Time, shall become the joint and several obligations of the Company, the Surviving Corporation and any applicable Company Subsidiary; provided, however, that all rights to indemnification in respect of any claims (each, a “Claim”) asserted or made within such period shall continue until the final disposition of such Claim. From and after the Effective Time, the Company and MergerCo each also agree to jointly and severally indemnify and hold harmless the present and former officers and directors of Eagles and the Eagles Subsidiaries in respect of acts or omissions occurring prior to the Effective Time to the extent provided in any written indemnification agreements between Eagles and/or one or more Eagles Subsidiaries and such officers and directors as listed in Section 6.6(b) of the Eagles Disclosure Schedule.

(c) Prior to the Effective Time, the Company shall purchase a non-cancelable extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Eagles directors and officers, which shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage under, and have other terms not less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by Eagles. The Company shall, and shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor all obligations thereunder.

(d) Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 6.6 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.6 applies without the consent of each such affected indemnitee. This Section 6.6 is intended for the irrevocable benefit of, and to grant third party beneficiary rights to, the Indemnified Parties and their respective heirs and shall be binding on all successors of the Company and the Surviving Corporation. Each of the Indemnified Parties and their respective heirs shall be entitled to enforce the provisions of this Section 6.6.

(e) In the event that, following the Effective Time, the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, (ii) transfers or conveys all or substantially all of its properties and assets to any Person, or (iii) commences a dissolution, liquidation, assignment for the benefit of creditors or similar action, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.6.

6.7 Public Announcements. Eagles and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by law or the applicable rules of any stock exchange or quotation system if the party issuing such press release or making such public statement has used its reasonable best efforts to consult with the other party and to obtain such party’s consent but has been unable to do so in a timely manner. In this regard, the parties shall make a joint public announcement of the Merger contemplated hereby no later than the opening of trading on the NYSE on the Business Day following the date on which this Agreement is signed.

6.8 Employee Benefit Arrangements.

(a) On or prior to the Effective Time the Company will establish (subject to obtaining any necessary shareholder approval) a Long-Term Incentive Plan substantially similar to Eagles’ Long-term Incentive Plan as in effect on the date of this Agreement. Such plan will initially provide for shares available for awards under the plan equal to 3% of all Company Common Shares outstanding immediately after the Effective Time. The Company will use its reasonable best efforts to secure any necessary approval by the holders of Company Common Shares for the plan at the Company Stockholders Meeting. The terms of such plan shall be subject to Eagles’ consent, such consent not to be unreasonably withheld. The term “Company Stockholder Approval” shall include the approval of the plan contemplated by this Section 6.8. The Company represents and warrants that it has all power and authority to adopt the plan, including having sufficient authorized but unissued Company Common Shares not otherwise reserved for issuance.

(b) The Company shall take the actions reasonably requested by Eagles with respect to employees. The Interim Manager shall have the right to solicit for employment or hire employees of the Company or the Company Subsidiaries, notwithstanding anything in the Confidentiality Agreement or any other agreement to the contrary.

6.9 Certain Tax Matters.

(a) Eagles shall take all actions, and refrain from taking all actions, as are necessary to ensure that Eagles will qualify for taxation as a REIT for U.S. federal income tax purposes for its tax year ending with the Merger. During the period from the date of this Agreement to the Effective Time, Eagles shall, and shall cause each Eagles Subsidiary, to facilitate all reasonable requests of the Company with respect to maintenance of Eagles’ REIT status for Eagles’ tax year ending with the Merger. Company shall take all actions, and refrain from taking all actions, as are necessary to ensure that Company will continue to qualify for taxation as a REIT for U.S. federal income tax purposes for its tax year ending December 31, 2006. During the period from the date of this Agreement to the Effective Time, Company shall, and shall cause each Company Subsidiary, to facilitate all reasonable requests of Eagles with respect to maintenance of Company’s REIT status for the Company’s 2006 taxable year ending December 31, 2006;

(b) Eagles shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Eagles and each Eagles Subsidiary required to be filed on or prior to the Closing Date, including applicable extensions. Any such Tax Returns shall be prepared in a manner consistent with the historic Tax accounting practices of Eagles (except as may be required under applicable Tax law). Eagles shall pay all Taxes shown as due on such Tax

Returns. Eagles shall provide to the Company copies of such Tax Returns that are to be filed on or prior to the Closing Date at least 15 calendar days prior to the due date of such Tax Returns (including applicable extensions). Eagles shall accept any and all reasonable comments of the Company with respect to such Tax Returns. The Company shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Company and each Company Subsidiary required to be filed on or prior to the Closing Date, including applicable extensions. Any such Tax Returns shall be prepared in a manner consistent with the historic Tax accounting practices of Company (except as may be required under applicable Tax law). Company shall pay all Taxes shown as due on such Tax Returns. Company shall provide to Eagles copies of such Tax Returns that are to be filed on or prior to the Closing Date at least 15 calendar days prior to the due date of such Tax Returns (including applicable extensions). Company shall accept any and all reasonable comments of Eagles with respect to such Tax Returns.

(c) Each of Eagles and the Company and their respective subsidiaries shall use their reasonable best efforts to cause the Merger to qualify as a “reorganization” under the provisions of Code Section 368(a) and to obtain the opinions of counsel referred to in Sections 7.1(f) and (g).

6.10 Notice Obligations.

(a) From time to time prior to the Effective Time, the Company shall notify Eagles in writing with respect to any matter hereafter arising or any information obtained after the date hereof that, if existing, occurring or known at or prior to the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or that is necessary to complete or correct any information in such schedule or in any representation and warranty of the Company that has been rendered inaccurate thereby or that would cause a condition to the closing hereof not to be satisfied. The Company shall promptly inform Eagles of any claim by a third party that a Contract has been breached, is in default, may not be renewed or that a consent would be required as a result of the transactions contemplated by this Agreement. For purposes of determining the satisfaction of the conditions to the consummation of the transactions contemplated hereby, no such supplement, amendment or information shall be considered. The Company will consult with Eagles a reasonable time prior to making publicly available its financial results or filing any document with the SEC.

(b) From time to time prior to the Effective Time, Eagles shall notify the Company in writing with respect to any matter hereafter arising or any information obtained after the date hereof that, if existing, occurring or known at or prior to the date of this Agreement, would have been required to be set forth or described in the Eagles Disclosure Schedule or that is necessary to complete or correct any information in such schedule or in any representation and warranty of Eagles that has been rendered inaccurate thereby or that would cause a condition to the Closing hereof not to be satisfied. Eagles shall promptly inform the Company of any claim by a third party that a Contract has been breached, is in default, may not be renewed or that a consent would be required as a result of the transactions contemplated by this Agreement. For purposes of determining the satisfaction of the conditions to the consummation of the transactions contemplated hereby, no such supplement, amendment or information shall be considered.

6.11 Listing. Prior to the Effective Time, the Company shall use its reasonable best efforts to cause the Company Common Shares to be issued in connection with the Merger to be listed on the NYSE subject to official notice of issuance, as of or prior to the Effective Time.

6.12 Eagles Management Agreement. As of the Effective Time, Eagles shall assign, and the Company shall assume and adopt, Eagles’ right, title and interest in and to and obligations under the management agreement between Eagles and Cohen Brothers Management LLC, dated January 31, 2006.

ARTICLE VII

Conditions to the Merger

7.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver by consent of the other party, at or prior to the Effective Time, of each of the following conditions:

(a) Stockholder Approval. Eagles shall have obtained the Eagles Shareholder Approval, and the Company shall have obtained the Company Stockholder Approval.

(b) Other Regulatory Approvals. All material approvals, authorizations and consents of any Governmental Entity required to consummate the Merger shall have been obtained and remain in full force and effect, and all statutory waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated.

(c) No Injunctions, Orders or Restraints; Illegality. No preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect which would have the effect of (i) making the consummation of the Merger illegal, or (ii) otherwise prohibiting the consummation of the Merger; provided, however, that prior to a party asserting this condition such party shall have used its reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and the Registration Statement shall not be the subject of any stop order or any actual or threatened proceedings seeking a stop order, and no proceedings for that purpose shall have been initiated or, to Eagles’ or the Company’s knowledge, threatened by the SEC.

(e) Exchange. The company common shares to be issued in the Merger shall have been approved for listing on the Exchange, subject only to official notice of issuance.

(f) Tax Opinions. Eagles shall have received an opinion of Clifford Chance US LLP, Eagles’ counsel, in form and substance reasonably satisfactory to Eagles, and the Company shall have received an opinion of Locke, Liddell & Sapp, the Company’s counsel, in form and substance reasonably satisfactory to the Company, each dated as of the Closing Date, in each case to the effect that the Merger will constitute a reorganization within the meaning of Code Section 368(a). In rendering such opinions, such counsel may require and rely upon reasonably requested representations contained in certificates of Eagles, the Company and MergerCo.

(g) REIT and Investment Company Act Opinions. Each party shall have received the opinion of counsel in the form attached hereto as Exhibit 5 from the other party (x) relating to the other party’s qualification and taxation as a REIT under the Code for all taxable periods commencing with such party’s Initial REIT Year and (y) that the other party is not required to be registered as an investment company under the Investment Company Act of 1940, as amended. For purposes of such opinions, counsel may rely on assumptions that the party will make any potential distribution contemplated by Section 1.6, and on opinions of counsel rendered to the party regarding the qualification of investments made by such party and on a customary officers’ certificate.

7.2 Conditions to Obligations of the Company and MergerCo. The obligations of the Company and MergerCo to effect the Merger are further subject to the satisfaction of the following conditions, any one or more of which may be waived by the Company at or prior to the Effective Time:

(a) Representations and Warranties. Each of the representations and warranties made by Eagles in this Agreement that is qualified by reference to materiality or Material Adverse Effect shall be true and correct, and each of the other representations and warranties made by Eagles in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct as of such specified date or time). The Company shall have received a certificate signed on behalf of Eagles, dated as of the Closing Date, to the foregoing effect.

(b) Performance and Obligations of Eagles. Eagles shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Eagles, dated as of the Closing Date, to the foregoing effect.

(c) Absence of Material Adverse Change. There shall not have occurred an event, change or occurrence that, individually or in the aggregate, has had an Eagles Material Adverse Effect, and the Company shall have received a certificate signed on behalf of Eagles, dated as of the Closing Date, to the foregoing effect.

(d) Consents. All consents or approvals listed in Section 4.6 of the Company Disclosure Schedule, and any other consents or approvals, the absence of which would, or would reasonably be expected to, result in a Material Adverse Effect on Eagles, shall have been obtained and the Company shall have received copies of such consents in form and substance reasonably satisfactory to the Company.

7.3 Conditions to Obligations of Eagles. The obligation of Eagles to effect the Merger is further subject to the satisfaction of the following conditions, any one or more of which may be waived by Eagles at or prior to the Effective Time:

(a) Representations and Warranties. Each of the representations and warranties made by the Company and MergerCo in this Agreement that is qualified by reference to materiality or Material Adverse Effect shall be true and correct, and each of the other representations and warranties made by the Company and MergerCo in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct as of such specified date or time). Eagles shall have received a certificate signed on behalf of the Company and MergerCo, dated the Closing Date, to the foregoing effect.

(b) Performance of Obligations of the Company and MergerCo. Each of the Company and MergerCo shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Eagles shall have received a certificate signed on behalf of the Company and MergerCo, dated as of the Closing Date, to the foregoing effect.

(c) Absence of Material Adverse Change. There shall not have occurred an event, change or occurrence that, individually or in the aggregate, has had a Company Material Adverse Effect, and Eagles shall have received a certificate signed on behalf of the Company and MergerCo, dated as of the Closing Date, to the foregoing effect.

(d) Consents. All consents or approvals listed in Section 3.6 of the Eagles Disclosure Schedule, and any other consents or approvals, the absence of which would, or would reasonably be expected to, result in a Material Adverse Effect on the Company, shall have been obtained and Eagles shall have received copies of such consents in form and substance reasonably satisfactory to Eagles.

7.4 Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to use its own commercially reasonable efforts to consummate the Merger and the other transactions contemplated hereunder.

ARTICLE VIII

Termination, Amendment and Waiver

8.1 Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after the receipt of the Eagles Shareholder Approval or the Company Stockholder Approval:

(a) by the mutual written consent of the Company, MergerCo and Eagles;

(b) by either of Eagles, on the one hand, or the Company or MergerCo, on the other hand, by written notice to the other:

(i) by either the Company or Eagles if (A) holders of a majority of the outstanding Eagles Shares shall have refused to give the Eagles Shareholder Approval , (B) the Company Stockholders Meeting cannot be held because of the lack of a quorum of the Company’s stockholders, or (C) at the

Company Stockholders Meeting (including any adjournment or postponement), the Company Stockholder Approval shall not have been obtained (provided that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party seeking termination who at the time is in breach of or has failed to fulfill its obligations under this Agreement);

(ii) if any Governmental Entity of competent jurisdiction shall have issued an order, decree, judgment, injunction or taken any other action (which order, decree, judgment, injunction or other action the parties hereto shall have used their commercially reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger, and such order, decree, judgment, injunction or other action shall have become final and non-appealable; or

(iii) if the consummation of the Merger shall not have occurred on or before October 31, 2006 (the “Drop Dead Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to any party whose failure to comply with any provision of this Agreement in a material respect has been the proximate cause of, or resulted in, the failure of the Merger to occur on or before the Drop Dead Date;

(c) by written notice from the Company to Eagles, (i) if Eagles breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b) and such condition is incapable of being satisfied by the Drop Dead Date or (ii) following the failure of the condition set forth in Section 7.2(c);

(d) by written notice from Eagles to the Company, (i) if the Company or MergerCo breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.3(a) or 7.3(b) and such condition is incapable of being satisfied by the Drop Dead Date or (ii) following the failure of the conditions set forth in Section 7.3(c);

(e) by written notice from the Company to Eagles, in connection with the Company’s entering into a definitive agreement to effect a Superior Proposal in accordance with Section 6.5; provided, however, that prior to terminating this Agreement pursuant to this Section 8.1(e), the Company shall have provided Eagles with at least five Business Days prior written notice of the Company’s decision to so terminate. Such notice shall indicate in reasonable detail the material terms and conditions of such Superior Proposal, including the amount and form of the proposed consideration and whether such Superior Proposal is subject to any material conditions. An election by the Company to terminate this Agreement pursuant to this Section 8.1(e) shall not be effective until the Company shall have paid the Break-up Fee to Eagles as provided in Section 8.2(b);

(f) by written notice from Eagles to the Company, in connection with Eagles entering into a definitive agreement to effect a Superior Proposal in accordance with Section 6.5; provided, however, that prior to terminating this Agreement pursuant to this Section 8.1(f), Eagles shall have provided the Company with at least five Business Days prior written notice of Eagles decision to so terminate. Such notice shall indicate in reasonable detail the material terms and conditions of such Superior Proposal, including the amount and form of the proposed consideration and whether such Superior Proposal is subject to any material conditions. An election by the Company to terminate this Agreement pursuant to this Section 8.1(f) shall not be effective until Eagles shall have paid the Break-up Fee to the Company as provided in Section 8.2(b);

(g) by written notice of the Company to Eagles, if the Eagles Board shall (i) fail to include the Eagles Recommendation in the Proxy Statement, (ii) withdraw or modify, in a manner material and adverse to the Company or MergerCo, such recommendation, or (iii) recommend that the holders of Eagles Common Shares accept or approve any Acquisition Proposal;

(h) by written notice of Eagles to the Company, if the Company Board shall (i) fail to include the Company Recommendation in the Proxy Statement, (ii) withdraw or modify, in a manner material and adverse to Eagles, such recommendation, or (iii) recommend that the holders of the Company Common Shares accept or approve any Acquisition Proposal; or

(i) by Eagles if the Company shall prevent or unreasonably restrict the Manager from taking the actions contemplated by the Interim Management Agreement or shall materially breach the Interim Management Agreement or shall fail to consent to the reasonable expenses of the Manager.

8.2 Effect of Termination.

(a) Subject to the remainder of this Section 8.2 and to Section 8.3, in the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of the Company, MergerCo or Eagles and their respective directors, trustees, officers, employees, partners or stockholders and all rights and obligations of any party hereto shall cease, except for the agreements contained in Sections 6.2 (Confidentiality), 6.7 (Public Announcements), 8.2 (Effect of Termination), 8.3 (Fees and Expenses), 8.7 (Repurchase Option) and Article IX (General Provisions); provided, however, that nothing contained in this Section 8.2(a) shall relieve any party from liabilities or damages arising out of any fraud or willful breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement.

(b) If this Agreement is terminated (i) by Eagles pursuant to Section 8.1(f) [Eagles Superior Proposal], or by the Company pursuant to Section 8.1(g) [Eagle recommendation], then Eagles shall pay to the Company, subject to the provisions of Section 8.4, an amount in cash equal to $3,300,000 (the “Break-up Fee”), or (ii) by the Company pursuant to Section 8.1(e) [Company Superior Proposal], or by Eagles Section 8.1(h) [Company recommendation], then the Company shall pay Eagles the Break-up Fee. If (A) prior to Eagles Shareholder Meeting or the Company Stockholder Meeting, as applicable, an Acquisition Proposal shall have been made (and not subsequently withdrawn), (B) this Agreement is terminated other than by the Company pursuant to Section 8.1(c) [Eagles breach] or by Eagles pursuant to Section 8.1(d) [Company breach] at a time when the Eagles Shareholder Approval or the Company Stockholder Approval, as applicable, has not been obtained, and (C) Eagles or the Company, as applicable, signs a definitive agreement with respect to an Acquisition Proposal or consummates an Acquisition Proposal in each case within twelve (12) months of such termination, then Eagles or the Company, as applicable, shall pay to the other party the Break-up Fee. Payment of the Break-up Fee required by this Section 8.2(b) shall be payable by wire transfer of immediately available funds (1) in the case of termination of this Agreement by Eagles under Section 8.1(e) [Superior Proposal] or the Company under Section 8.1(f) [Superior Proposal], concurrently with the effective date of such termination (i.e. following the five Business Days waiting period), (2) in the case of termination of this Agreement by the Company under Section 8.1(c) or (g) [Eagles breach or recommendation] or by Eagles under Section 8.1(d) or (h) [Company breach or recommendation], within three Business Days after the date of termination or (3) in case of a situation contemplated by the second sentence of this Section 8.2(b), immediately prior to the execution of such definitive agreement or the consummation of such Acquisition Proposal. For the avoidance of doubt, the amount of any fees or expenses paid to the Company or Eagles, as the case may be, pursuant to Section 8.3 shall be deducted from the payment of any Break-up Fee required by this Section 8.2(b).

8.3 Fees and Expenses. (a) Except as set forth in Section 8.2, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees, costs and expenses of agents, representatives, counsel and accountants shall be paid by the party incurring such fees, costs or expenses.

(b) If either party fails to pay the other any amounts due under Section 8.2 or 8.3, the party failing to make such payment shall pay the reasonable costs and expenses (including, without limitation, reasonable legal fees and expenses) in connection with any action, including, without limitation, the filing of any lawsuit or other legal action, taken to collect payment.

The payment of expenses set forth herein is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto (whether at law or in equity).

8.4 Payment of Amount or Expense.

(a) In the event that Eagles or the Company is obligated to pay the other the Break-up Fee pursuant to Section 8.2(b) (the “Termination Amount”), Eagles or the Company (the “Payor”) shall pay to the other party (the “Payee”) from the applicable Termination Amount deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (i) the Termination Amount and (ii) the sum of (A) the maximum amount that can be paid to the Payee without causing the Payee to fail to meet the requirements of Code Sections 856(c)(2) and (3) determined as if the payment of such amount did not constitute income described in Code Sections 856(c)(2)(H) or Code 856(c)(3)(I) (“Qualifying Income”), as determined by the Payee’s independent certified public accountants, plus (B) in the event the Payee receives either (1) a letter from the Payee’s counsel indicating that the Payee has received a ruling from the IRS described in Section 8.4(b)(ii) or (2) an opinion from the Payee’s outside counsel as described in Section 8.4(b)(ii), an amount equal to the Termination Amount less the amount payable under clause (A) above. To secure the Payor’s obligation to pay these amounts, the Payor shall deposit into escrow an amount in cash equal to the Termination Amount with an escrow agent selected by the Payor and on such terms (subject to Section 8.3(b)) as shall be mutually agreed upon by Eagles, the Company and the escrow agent. The payment or deposit into escrow of the Termination Amount pursuant to this Section 8.3(a) shall be made at the time the Payor is obligated to pay the Payee the such amount pursuant to Section 8.3 or Section 8.2(b), as applicable, by wire transfer or bank check.

(b) The escrow agreement shall provide that the Termination Amount in escrow or any portion thereof shall not be released to the Payee unless the escrow agent receives any of the following: (i) a letter from the Payee’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Payee without causing the Payee to fail to meet the requirements of Code Sections 856(c)(2) and (3) determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from the Payee’s accountants revising that amount, in which case the escrow agent shall release such amount to the Payee, or (ii) a letter from the Payee’s counsel indicating that the Payee received a ruling from the IRS holding that the receipt by the Payee of the Termination Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Code Sections 856(c)(2) and (3) (or alternatively, the Payee’s outside counsel has rendered a legal opinion to the effect that the receipt by the Payee of the Termination Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Code Sections 856(c)(2) and (3)), in which case the escrow agent shall release the remainder of the Termination Amount to the Payee. The Payor agrees to amend this Section 8.4 at the request of the Payee in order to (A) maximize the portion of the Termination Amount that may be distributed to the Payee hereunder without causing the Payee to fail to meet the requirements of Code Sections 856(c)(2) and (3), (B) improve the Payee’s chances of securing a favorable ruling described in this Section 8.3(b), or (C) assist the Company in obtaining a favorable legal opinion from its outside counsel as described in this Section 8.4(b). The escrow agreement shall also provide that any portion of the Termination Amount held in escrow for five years shall be released by the escrow agent to the Payor. The Payor shall not be a party to such escrow agreement and shall not bear any cost of or have liability resulting from the escrow agreement.

(c) For the avoidance of doubt, the escrow provisions of clauses (a) and (b) of this Section 8.4 shall only apply at the election of the relevant Payee, such election to be made in its absolute discretion.

8.5 Amendment. This Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto at any time before or after receipt of the Company Stockholder Approval or the Eagles Shareholder Approval, as applicable; provided, however, that after any such approval, no amendment shall be made which by law requires further approval by such stockholders without obtaining such approval.

8.6 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other parties with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

8.7 Repurchase Option. Following the termination of the Interim Management Agreement, Eagles or a subsidiary shall have the right, exercisable by written notice to the Company within 30 days of termination, to purchase from the Company or any subsidiary any asset, investment or right to acquire an asset or investment acquired pursuant to or in connection with the Interim Management Agreement at a price equal to the market value thereof as of the date of such repurchase (which shall include assumptions of debt, if any, in connection with such purchase) and otherwise on substantially the terms acquired by the Company or such subsidiary. If the parties are not able to agree on the market value, the matter shall be settled by an investment bank of national reputation selected by the parties (or by lot among the top five investment banks not retained by Eagles or the Company, as reported in the most recent US mergers and acquisitions rankings by Thompson Financial Corp. if the parties are unable to agree within 20 days), whose determination shall be final and binding. The fees and expenses of such investment bank shall be shared equally between the parties.

ARTICLE IX

General Provisions

9.1 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile (providing confirmation of transmission) or sent by prepaid overnight carrier (providing proof of delivery) to the parties at the following addresses or facsimile numbers (or at such other addresses or facsimile numbers as shall be specified by the parties by like notice):

(a)	if to the Company or MergerCo:

Sunset Financial Resources, Inc.

10245 Centurion Parkway North, Suite 305

Jacksonville, Florida 32256

Attention: George O. Deehan, Chief Executive Officer

Facsimile: (904) 425-4755

with a copy to (which shall not constitute notice):

Locke Liddell & Sapp LLP

2200 Ross Avenue

Suite 2200

Dallas, TX 75201-6776

Attention: Bryan L. Goolsby

     Kenneth L. Betts

Facsimile: (214) 740-8800

(b)	if to Eagles:

Alesco Financial Trust

Cira Center

2929 Arch Street, 17TH floor

Philadelphia, PA 19104

Attention: John J. Longino

Facsimile: 215.701.8282

with a copy to (which shall not constitute notice):

Clifford Chance US LLP

31 West 52nd Street

New York, NY 10019

Attention: Kathleen Werner

      Richard D. Pritz

Facsimile: (212) 878-8375

9.2 Certain Definitions. For purposes of this Agreement, the term:

“Affiliate” of any Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“Business Day” shall mean any day other than (a) a Saturday or Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by law to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Material Adverse Effect” means with respect to the Company, an effect, event or change which has a material adverse effect on (x) the assets, results of operations, or financial condition of the Company and the Company’s Subsidiaries on a consolidated basis taken as a whole, other than effects, events or changes arising out of or resulting from (a) changes in conditions in the U.S. economy or (b) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles that, in each case, generally affect industries in which the Company and the Company’s Subsidiaries conduct business, unless, in each case, such effect, event or change has a substantially disproportionate impact on the Company and its subsidiaries, or (y) on the ability of the Company to perform its obligations hereunder, or that would prevent or delay the consummation of the transactions contemplated hereby. In determining whether there has been a Material Adverse Effect, any event, circumstance, change or effect shall be considered both individually and together with all other events, circumstances, changes or effects and any event, circumstance, change or effect that reasonably could be expected to result in a Material Adverse Effect (individually or together with one or more other events, circumstances, changes or effects) shall be considered a Material Adverse Effect.

“Eagles Material Adverse Effect” means, with respect to Eagles, an effect, event or change which has a material adverse effect on (x) the assets, results of operations, or financial condition of Eagles and the Eagles Subsidiaries on a consolidated basis taken as a whole, other than effects, events or changes arising out of or resulting from (a) changes in conditions in the U.S. economy, or (b) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles that, in each case, generally affect industries in which Eagles and the Eagles Subsidiaries conduct business, unless, in each case, such effect, event or change has a substantially disproportionate impact on Eagles and its subsidiaries, or (y) on the ability of Eagles to perform its obligations hereunder, or that would prevent or delay the consummation of the transactions contemplated hereby. In determining whether there has been a Material Adverse Effect, any event, circumstance, change or effect shall be considered both individually and together with all other events, circumstances, changes or effects and any event, circumstance, change or effect that reasonably could be expected to result in a Material Adverse Effect (individually or together with one or more other events, circumstances, changes or effects) shall be considered a Material Adverse Effect.

“Encumbrances” means any liens, mortgages, deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title.

“Environment” means soil, sediment, surface or subsurface strata, surface water, ground water, ambient air and any biota living in or on such media.

“Environmental Laws” means any federal, state or local statute, law, including common laws, ordinance, regulation, rule, code, or binding order, including any judicial or administrative order, consent decree, judgment, injunction, permitor authorization, in each case having the force and effect of law, relating to the pollution, protection, or restoration of the Environment, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means an Affiliate of any Person if it would have ever been considered a single employer with such Person under ERISA Section 4001(b) or part of the same “controlled group” as such Person for purposes of ERISA Section 302(d)(8)(C).

“Exchange” means either a U.S. national securities exchange or the Nasdaq National Market system.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Hazardous Materials” means any “hazardous waste” as defined in either the Resource Conservation and Recovery Act or regulations adopted pursuant to said act, any “hazardous substances” or “pollutant” or “contaminant” as defined in the Comprehensive Environmental Response, Compensation and Liability Act and, to the extent not included in the foregoing, any petroleum or fractions thereof and any materials subject to regulation under Environmental Laws.

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money, whether secured or unsecured, (b) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (c) all capitalized lease obligations of such Person, (d) all obligations of such Person under interest rate or currency hedging transactions (valued at the termination value thereof), and (e) all guarantees of such Person of any such Indebtedness of any other Person.

“IRS” means the United States Internal Revenue Service.

“Material Contracts” shall mean with respect to any Person: (a) all contracts, agreements or understandings with a customer of such Person or its Subsidiaries in the last fiscal year where such customer contracts, agreements or understandings in the aggregate account for more than 5% of such Person’s annual revenues; (b) all acquisition, merger, asset purchase or sale agreements entered into by such Person or its Subsidiaries in the last two fiscal years with a transaction value in excess of 5% of such Person’s consolidated annual revenues; (c) all employment agreements to which such Person is a party; and (d) any other agreements within the meaning set forth in Item 601(b)(10) of Regulation S-K of Title 17, Part 229 of the Code of Federal Regulations. For these purposes, Eagles shall use its annualized revenues.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Proxy Statement” means the joint proxy statement/prospectus to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting.

“Registration Statement” means the registration statement on Form S-4, including any amendments or supplements, pursuant to which the Company Common Shares issued in connection with the Merger will be registered under the Securities Act.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means any corporation more than 50% of whose outstanding voting securities, or any partnership, limited liability company, joint venture or other entity more than 50% of whose total equity interest, is directly or indirectly owned by the Company or Eagles, as the case may be.

9.3 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Agreement”	Preamble
“Articles of Merger”	Section 1.2
“Break-up Fee”	Section 8.2(b)
“Certificate”	Section 2.1(d)
“Claim”	Section 6.6(b)
“Closing”	Section 1.3
“Closing Date”	Section 1.3
“Commitment”	Section 3.10
“Company Permits”	Section 4.9
“Confidentiality Agreement”	Section 6.2
“Drop Dead Date”	Section 8.1(b)
“Eagles”	Preamble
“Eagles Assets”	Section 3.12
“Eagles Board”	Recitals
“Eagles Common Shares”	Section 2.1(b)
“Eagles Disclosure Schedule”	Article III
“Eagles Permits”	Section 3.9
“Eagles Preferred Stock”	Section 3.3(a)
“Eagles Recommendation”	Section 6.1(d)
“Eagles Restricted Stock Awards”	Section 2.1(g)
“Eagles SEC Reports”	Section 3.8
“Eagles Shareholder Approval”	Section 6.1(b)
“Eagles Stock Options”	Section 2.1(e)
“Eagles Stock Option Plans”	Section 2.1(e)
“Eagles Subsidiaries”	Section 3.1(b)
“Effective Time”	Section 1.2
“Employee Programs”	Section 3.14(a)
“Exchange Agent”	Section 2.2(a)
“Exchange Fund”	Section 2.2(a)
“Exchange Ratio”	Section 2.1(d)
“Excluded Shares”	Section 2.1(b)
“Final Eagles Dividend”	Section 1.6
“Financing Letter”	Section 4.5
“Governmental Entity”	Section 3.6
“Indemnified Parties”	Section 6.6(a)
“Intellectual Property”	Section 3.24
“Laws”	Section 3.6
“Lender”	Section 4.5
“Merger”	Recitals
“MergerCo”	Preamble
“Merger Consideration”	Section 2.1(c)
“MGCL”	Recitals
“Option Merger Consideration”	Section 2.1(e)
“Other Filings”	Section 6.4
“The Company”	Preamble
“The Company Board”	Recitals

“The Company Common Shares”	Section 2.1(c)
“The Company Disclosure Schedule”	Article IV
“Payee”	Section 8.3(a)
“Payor”	Section 8.3(a)
“Property Restrictions”	Section 3.12(b)
“Qualifying Income”	Section 8.3(a)
“REIT”	Section 3.11
“Restricted Stock Awards”	Section 2.1(g)
“Securities Laws”	Section 3.8
“Surviving Corporation”	Section 1.1
“Termination Amount”	Section 8.3(a)
“Third Party”	Section 6.5(a)
“US GAAP”	Section 4.8
“Warrants”	Section 2.1(f)

9.4 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

(a) When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.

(b) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) The parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(d) The words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation.”

(e) The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(f) All terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

(g) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

(h) If any action is to be taken by any party hereto pursuant to this Agreement on a day that is not a Business Day, such action shall be taken on the next Business Day following such day.

(i) References to a person are also to its permitted successors and assigns.

(j) The use of “or” is not intended to be exclusive unless expressly indicated otherwise.

(k) “Reasonable best efforts” or similar terms shall not require the waiver of any rights under this Agreement.

(l) The term “ordinary course of business” (or similar terms) shall be deemed to be followed by the words “consistent with past practice.” Eagles past practice shall be determined by reference to its Offering Memorandum dated January 25, 2006 where applicable.

9.5 Trial by Jury. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.6 Non-Survival of Representations, Warranties, Covenants and Agreements. Except for Articles I and II, Section 6.6 and any other covenant or agreement of the parties which by its terms contemplates performance after the Effective Time (a) none of the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time and (b) thereafter there shall be no liability on the part of any of the Company, MergerCo or Eagles or any of their respective officers, directors or stockholders in respect thereof. Except as expressly set forth in this Agreement, there are no representations or warranties of any party hereto, express or implied.

9.7 Miscellaneous. This Agreement (a) constitutes, together with the Confidentiality Agreement and the Disclosure Schedules, the entire agreement and supersedes all of the prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and (b) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and is not intended to confer upon any other Person (except as set forth below) any rights or remedies hereunder. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the federal and state courts located in Maryland, this being in addition to any other remedy to which they are entitled at law or in equity.

9.8 Assignment; Benefit; Severability. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Notwithstanding anything contained in this Agreement to the contrary (except for the provisions of Section 6.6 hereof which shall inure to the benefit of the Persons or entities benefiting therefrom who are expressly intended to be third-party beneficiaries thereof and who may enforce the covenants contained therein), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

If any provision of this Agreement, or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

9.9 Choice of Law/Consent to Jurisdiction. All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Maryland without regard to its rules of conflict of laws.

Each of Eagles, the Company and MergerCo hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the federal and state courts located in Maryland for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in such court and agrees not to plead or claim in such court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Maryland, to appoint and maintain an agent in the State of Maryland as such party’s agent for acceptance of legal process, and (b) that service of process may also be made on such party at its address as provided in Section 9.1 by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Maryland.

9.10 Waiver. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

9.11 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile transmission of any signed original document shall be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Eagles, Jaguar Acquisition Inc. and Jaguar, Inc. have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ALESCO FINANCIAL TRUST

By:	/s/ John J. Longino

	Name:	John J. Longino

	Title:	Chief Financial Officer and Treasurer

JAGUAR ACQUISITION INC.

By:	/s/ Stacy M. Riffe

	Name:	Stacy M. Riffe

	Title:	Executive Vice President

SUNSET FINANCIAL RESOURCES, INC.

By:	/s/ Stacy M. Riffe

	Name:	Stacy M. Riffe

	Title:	Chief Financial Officer

Exhibit 1

Surviving Corporation Initial Directors and Officer

James J. McEntee, III, Director and Chief Executive Officer

John J. Longino, Director, Chief Financial Officer and Secretary

Exhibit 2

Company and Eagles Independent Directors

Company

Rodney E. Bennett

G. Steven Dawson

Charles W. Wolcott

Eagles

Thomas P. Costello

Jack Haraburda

Lance Ullom

Exhibit 3

Repurchase Condition

1. Merger Conditions. The parties to the Merger Agreement shall be ready, willing and able to close the Merger, all conditions thereto being satisfied or waived

2. Other Regulatory Approvals. All material approvals, authorizations and consents of any Governmental Entity required to consummate the Offer shall have been obtained and remain in full force and effect, and all statutory waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated.

3. No Injunctions, Orders or Restraints; Illegality. No preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect which would have the effect of (i) making the consummation of the Offer illegal, or (ii) otherwise prohibiting the consummation of the Offer.

Exhibit 4

If the principal balance of the Peerless loan exceeds $8 million by July 31, 2006, the net book value of Sunset will be reduced by 60% of the difference between $8 million and the outstanding principal balance and the exchange ratio and per share redemption price will be adjusted commensurately, as described in the Merger Agreement and illustrated below.

If there remains any principal balance in the East-West Commerce Center loan on July 31, 2006, the net book value of Sunset will be reduced dollar-for-dollar by the principal balance of the loan on that date. The outstanding principal balance, exchange ratio, and per share redemption price will be adjusted commensurately, as described in the Merger Agreement and illustrated below.

The calculations are based on a total stockholders equity of $91,899.826 versus $106,997 at 12/31/05, derived as follows:

Total Stockholders Equity at 12/31/05:	$106,997.247
Less: Mortgage Backed Securities available for sale	$5,661.000
Less: Securitized hybrid rate adjustable mortgages	$6,772.000
Less: Fixed assets, net	$520.748
Plus: Interest rate swap agreements	$4,813.327
Less: Restructuring Charge and Merger Expenses	$6,957.000

Adjusted Stockholders Equity:	$91,899.826

With 10,516.900 shares outstanding the resulting book value per share is $8.74 ($91,899.826 / 10,516.900 = $8.74). Alesco’s Shares are valued at $11 per Share.

($ and shares in Thousands)

Case 1: The Peerless Loan is not completely reduced

The Peerless Loan has a current balance outstanding of $16,647. If this value is reduced to $12,000 by July 31, 2006, this would be $4,000 above the target value of $8,000 ($12,000 - $8,000 = $4000). The resulting adjustment to book value would be made by subtracting $2,400 (60% * $4,000 = $2400). This would result in a book value of $89,499.826 ($91,899.826 - $2,400 = $89,499.826).

The Adjusted Book Value would be $8.51 ($89,499.826 / 10,516.900 = $8.51).

The Exchange Ratio would then be 1.293. This is calculated by dividing Alesco’s share price of $11 by the Adjusted Book Value of $8.51 ($11 / $8.51 = 1.293).

The Repurchase Amount would then be $21,000 ($25,000 - $4,000 = $21,000)

Case 2: The East West Loan is not completely reduced

The East West Loan has a current balance outstanding of $2,739. If this value is reduced to $1,000 by July 31, 2006, this would be $1,000 above the target value of $ 0 ($2,739 - $1,739 = $1000). The resulting adjustment to book value would be made by subtracting $1,000 (100% * $1,000 = $1000). This would result in a book value of $90,899.826 ($91,899.826 - $1,000 = $90,899.826).

The Adjusted Book Value would be $8.64 (90,899.826 / 10,516.900 = $8.64).

The Exchange Ratio would then be 1.273. This is calculated by dividing Alesco’s share price of $11 by the Adjusted Book Value of $8.64 ($11 / $8.51 = 1.273).

The Repurchase Amount would then be $24,000 ($25,000 - $1,000 = $24,000)